
                                                                                                                  HEI EXHIBIT 13

SELECTED FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                  1995                 1994                 1993                1992                1991
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands,
 except per share amounts)

RESULTS OF OPERATIONS
Revenues.....................          $1,295,924           $1,188,523           $1,142,170          $1,031,383          $  993,242
Net income (loss)
    Continuing operations....          $   77,493           $   73,030           $   61,684          $   61,715          $   55,620
    Discontinued operations..                  --                   --              (13,025)            (73,297)               (794)

-----------------------------------------------------------------------------------------------------------------------------------
                                       $   77,493           $   73,030           $   48,659          $  (11,582)         $   54,826
===================================================================================================================================
Earnings (loss) per common
 share
    Continuing operations....          $     2.66           $     2.60           $     2.38          $     2.54          $     2.43
    Discontinued operations..                  --                   --                (0.50)              (3.02)              (0.03)

-----------------------------------------------------------------------------------------------------------------------------------
                                       $     2.66           $     2.60           $     1.88          $    (0.48)         $     2.40
===================================================================================================================================
Return on average common
 equity......................                11.0%                11.0%                 8.2%              (2.1)%               10.0%
===================================================================================================================================


FINANCIAL POSITION *
Total assets.................          $5,603,745           $5,174,464           $4,521,592          $4,142,768          $3,716,872
Deposit liabilities of the
 savings bank subsidiary.....           2,223,755            2,129,310            2,091,583           2,032,869           1,615,361
Advances from Federal Home
 Loan Bank to the savings
 bank subsidiary.............             501,274              616,374              289,674             194,099             258,593
Long-term debt...............             758,463              718,240              697,836             582,475             525,641
Preferred stock of electric
 utility subsidiaries
    Subject to mandatory
     redemption..............              41,750               44,844               46,730              48,920              50,665
    Not subject to mandatory
     redemption..............              48,293               48,293               48,293              36,293              36,293
Stockholders' equity.........             729,603              682,089              643,028             547,741             581,446

COMMON STOCK DATA
Book value per common share *               24.51                23.80                23.23               22.12               24.36
Market price range per
 common share
    High.....................               39.75                36.50                38.88               44.63               37.88
    Low......................               32.13                29.88                31.00               34.75               29.38
    Yearend..................               38.75                32.38                35.88               37.25               36.75
Dividends per common share...                2.37                 2.33                 2.29                2.25                2.21
Dividend payout ratio........                 89%                  90%                 121%                  nm                 92%
Dividend payout
 ratio-continuing operations.                 89%                  90%                  95%                 88%                 91%
Market price to book value
 per common share *..........                158%                 136%                 154%                168%                151%
Price earnings ratio **......               14.6x                12.5x                15.1x               14.7x               15.1x
Common shares outstanding
 (thousands)
    Weighted average.........              29,187               28,137               25,938              24,275              22,882
    Geographic distribution
     of ownership *
        State of Hawaii ***..               7,591                7,278                6,969               6,663               6,399
        Other................              22,182               21,377               20,706              18,099              17,468
-----------------------------------------------------------------------------------------------------------------------------------
            Total shares
             outstanding.....              29,773               28,655               27,675              24,762              23,867
-----------------------------------------------------------------------------------------------------------------------------------

Stockholders by geographic
 distribution *
    State of Hawaii ***......              22,177               21,896               22,092              21,305              20,441
    Other....................              19,117               18,830               18,374              16,891              15,598
-----------------------------------------------------------------------------------------------------------------------------------
        Total stockholders...              41,294               40,726               40,466              38,196              36,039
===================================================================================================================================

nm    Not meaningful.

*     At December 31.
** Calculated using yearend market price per common share divided by earnings per common share from continuing operations.
*** Does not include depository and brokerage accounts which may contain additional shares beneficially owned by Hawaii stockholders.

See Note 2, "Discontinued operations" in the "Notes to Consolidated Financial Statements" for a discussion of the Company's former property and casualty insurance business and wind energy business.


SEGMENT FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                             1995                                  1994                        1993
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands)
REVENUES
Electric utility.............                 $  988,722                  76%                 $  913,719                 $  879,110
Savings bank.................                    254,616                  20                     215,525                    199,734
Other........................                     52,586                   4                      59,279                     63,326
-----------------------------------------------------------------------------------------------------------------------------------
                                              $1,295,924                 100%                 $1,188,523                 $1,142,170
===================================================================================================================================

OPERATING INCOME (LOSS)
Electric utility.............                 $  159,043                  85%                 $  136,628                 $  119,565
Savings bank.................                     40,044                  21                      42,525                     44,117
Other........................                    (11,423)                 (6)                     (5,020)                    (6,044)
-----------------------------------------------------------------------------------------------------------------------------------
                                              $  187,664                 100%                 $  174,133                 $  157,638
===================================================================================================================================

DEPRECIATION AND AMORTIZATION
 OF PROPERTY, PLANT AND
 EQUIPMENT
Electric utility.............                 $   67,649                  88%                 $   63,779                 $   55,960
Savings bank.................                      4,094                   5                       3,551                      3,167
Other........................                      4,913                   7                       4,926                      5,187
-----------------------------------------------------------------------------------------------------------------------------------
                                              $   76,656                 100%                 $   72,256                 $   64,314
===================================================================================================================================

CAPITAL EXPENDITURES
Electric utility.............                 $  194,891                  95%                 $  195,525                 $  212,916
Savings bank.................                      4,848                   2                      11,316                      3,920
Other........................                      5,086                   3                       2,749                      3,822
-----------------------------------------------------------------------------------------------------------------------------------
                                              $  204,825                 100%                 $  209,590                 $  220,658
===================================================================================================================================

IDENTIFIABLE ASSETS (AT
 DECEMBER 31)
Electric utility.............                 $2,016,283                  36%                 $1,889,120                 $1,703,276
Savings bank.................                  3,413,426                  61                   3,115,651                  2,618,485
Other........................                    174,036                   3                     169,693                    199,831
-----------------------------------------------------------------------------------------------------------------------------------
                                              $5,603,745                 100%                 $5,174,464                 $4,521,592
===================================================================================================================================



HEIs principal segments are as follows:

ELECTRIC UTILITY
--------------------------------------------------------------------------------

Hawaiian Electric Company, Inc. and its wholly owned subsidiaries, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, are operating electric public utilities in the business of generating, purchasing, transmitting, distributing and selling electric energy, and are regulated by the Public Utilities Commission of the State of Hawaii (PUC).

SAVINGS BANK
--------------------------------------------------------------------------------

American Savings Bank, F.S.B. (ASB) is a Federally chartered savings bank providing a full range of banking services to individual and corporate customers through its branch system in Hawaii. ASB is subject to examination and comprehensive regulation by the Department of Treasury, Office of Thrift Supervision and the Federal Deposit Insurance Corporation, and is also subject to regulations of the Board of Governors of the Federal Reserve System.

OTHER
--------------------------------------------------------------------------------

Hawaiian Tug & Barge Corp. provides tugboat and charter barge services in Hawaii and the Pacific area and, together with its subsidiary, Young Brothers, Limited
(YB), provides general freight and containerized cargo transportation between the Hawaiian Islands. YB operates as an authorized common carrier that services all major ports in Hawaii under the Hawaii Water Carrier Act and is regulated by the PUC.

Malama Pacific Corp. and its wholly owned subsidiaries invest in and develop real estate in Hawaii.

HEI Investment Corp. holds investments primarily in leveraged leases.

HEI Power Corp. (HEIPC) was formed in 1995 to pursue independent power projects and energy conservation projects in Asia and the Pacific. In 1995, HEIPC did not develop, construct, own or operate any power generation facilities.

Other also includes amounts for HEI, HEI Diversified, Inc. and intercompany eliminations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

                             RESULTS OF OPERATIONS
                             ---------------------

Hawaiian Electric Industries, Inc. (HEI) and its subsidiaries (collectively, the Company) reported net income of $2.66 per share in 1995, due to the results of its major operating segments-the electric utility and the savings bank--partly offset by losses in the "other" segment. Earnings per share for 1995 increased 2% over 1994 due to increased electric utility earnings.

  Many factors affected HEIs 1995 consolidated results, including Hawaii's economic environment. Hawaii has experienced negligible growth since 1991 partly due to the cyclical recessions on the U.S. mainland and in Japan as well as the effects of the Gulf War and Hurricane Iniki. In 1995, Hawaii's economy experienced real growth of 0.8%. Tourism, the state's key industry, improved in 1995. Visitor arrivals increased 3% over 1994 as a result of a significant increase in tourists from Japan and Southeast Asia. Other positive economic factors in 1995 included a decline in the unemployment rate, inflation rates below the national average, growth in retail trade and services jobs, and the continued strong military presence. Economic drags included the continued decline in the construction industry, the slow real estate market, and the state's fiscal problems which resulted in reductions in government jobs and spending.

  The Company from time to time considers various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate changes in its businesses. These strategies may include the formation or acquisition of new businesses. In 1995, for example, the Company formed a new subsidiary to pursue independent power projects and energy conservation projects in Asia and the Pacific. The Company may from time to time be engaged in preliminary discussions, either internally or with third parties, regarding potential transactions. No assurances can be given as to whether any of these strategies will be successfully implemented, whether any potential transaction will actually occur, or the ultimate effect of any such strategy or transaction on the Company's financial condition or competitive position.

CONSOLIDATED
                                                       %                    %                   %
                                            1995     change      1994     change     1993     change
----------------------------------------------------------------------------------------------------

(in millions, except per share amounts)

Revenues................................   $1,296       9       $1,189       4      $1,142       11
Operating income........................      188       8          174      10         158       16

Net income (loss)
 Continuing operations..................   $ 77.5       6       $ 73.0      18      $ 61.7       --
 Discontinued operations................       --      nm           --      nm       (13.0)      82
----------------------------------------------------------------------------------------------------
                                           $ 77.5       6       $ 73.0      50      $ 48.7       nm
====================================================================================================

Earnings (loss) per common share
 Continuing operations..................   $ 2.66       2       $ 2.60       9      $ 2.38       (6)
 Discontinued operations................       --      nm           --      nm       (0.50)      83
----------------------------------------------------------------------------------------------------
                                           $ 2.66       2       $ 2.60      38      $ 1.88       nm
====================================================================================================

Weighted average number of common
 shares outstanding.....................     29.2       4         28.1       8        25.9        7

Dividend payout ratio...................       89%                  90%                121%

nm   Not meaningful.

The following discussion should be read in conjunction with the segment discussions.

 . The increase in 1995 net income over 1994 was due to an increase in net income of the electric utility segment, partly offset by lower savings bank net income and an increase in the net loss from the "other" segment.

 . The increase in 1994 net income from continuing operations compared to 1993 was due to improved results of the electric utility and the "other" segments, partly offset by a 2% decrease in net income of the savings bank segment.

 . 1993 results include $15.0 million in after-tax losses from the settlement of a lawsuit involving the Company's former property and casualty insurance business and $2.0 million in after-tax gain from the reversal of a reserve after the sale of the Company's former wind energy business.

  1993 income from continuing operations was flat when compared to 1992 and included increases in net income from the savings bank and electric utility segments, offset by an increase in net loss from the "other" segment.

 . Dividends per common share increased in 1995 to $2.37 from $2.33 in 1994 and $2.29 in 1993. HEI and its predecessor company, Hawaiian Electric Company, Inc.
(HECO), have paid dividends continuously since 1901. Dividends per share have been higher each year since 1964. However, given HEI's relatively high payout ratio and the recent reduction in HECO's allowed return on equity, the HEI Board of Directors will need to evaluate, in the fall of 1996, whether continued dividend growth can be supported by earnings growth.

Following is a general discussion of revenues, expenses and operating income by business segment. Segment information is also shown in "Segment Financial Information" on page 26 and in the "Notes to Consolidated Financial Statements."

ELECTRIC UTILITY

                                                       %                    %                   %
                                            1995     change      1994     change     1993     change
----------------------------------------------------------------------------------------------------

(in millions, except per barrel amounts and number of employees)

Revenues/1/.............................   $  989       8       $  914       4      $  879     13
Expenses
 Fuel oil...............................      207      11          187     (12)        213     (5)
 Purchased power........................      276       2          272       5         259     50
 Other..................................      347       9          318      11         287      4
Operating income........................      159      16          137      14         120     15
Allowance for funds used
  during construction...................       15      17           13      21          11     22
Net income..............................       73      18           62      19          52      5
Return on average common equity.........     11.0%                10.2%                9.7%
Average price per barrel of fuel oil/1/.   $20.47       8       $18.93     (10)     $21.09      7
Kilowatthour sales......................    8,806       2        8,593       3       8,325     --
Number of employees (at December 31)....    2,208      --        2,219      --       2,226      5

/1/ The rate schedules of the electric utilities contain energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased energy costs, and the relative amounts of company-generated power and purchased power. Accordingly, changes in fuel oil and certain components of purchased energy costs are passed on to customers.

 . In 1995, the electric utilities' revenues increased 8% compared to 1994, primarily due to rate relief granted by the Hawaii Public Utilities Commission
(PUC), higher fuel oil prices and a 2.5% increase in kilowatthour (KWH) sales of electricity. The KWH sales increase reflects the effects of unusually warm weather in 1995 and the slight growth in Hawaii's economy. The 9% increase in other expenses was due to a 10% increase in other operation and maintenance expenses, a 6% increase in depreciation expense as a result of plant additions and an 8% increase in taxes, other than income taxes. Other operation and maintenance expenses in 1995 increased primarily due to higher employee benefits expenses, which included the expense for postretirement benefits other than pensions (PBOP) required under Statement of Financial Accounting Standards
(SFAS) No. 106 and the write-off of a regulatory asset (i.e., deferred cost) for the 1994 and 1993 costs of postretirement executive life insurance. Operating income for 1995 increased 16% compared to 1994 due in part to rate relief and higher KWH sales, partly offset by the increased expenses.

 . 1994 revenues increased 4% over 1993 primarily due to rate relief and a 3.2% increase in KWH sales, partly offset by lower fuel oil prices. The KWH sales increase reflected a partial recovery of Hawaii's economy from a period of negligible growth and the effects of warmer weather. Fuel oil expense declined because of lower fuel oil prices and lower company generated KWHs. Purchased power expense was higher due to an increase in KWHs purchased. The 11% increase in other expenses was due to a 14% increase in depreciation expense as a result of plant additions, a 12% increase in other operation and maintenance expenses and a 6% increase in taxes, other than income taxes. Other operation and maintenance expenses in 1994 increased partly because 1993 expenses reflected a one-time reduction of $4 million due to the establishment under SFAS No. 71 of a regulatory asset for accrued vacation. Operating income for 1994 increased 14% compared to 1993 due in part to rate relief and higher KWH sales, partly offset by the increased expenses.

 . 1993 revenues increased 13% over 1992 due in part to rate relief received in late 1992, primarily to recover purchased power expenses. KWH sales of electricity for the year were down 0.1% compared to 1992 primarily because of cooler weather, a downturn in Hawaii's economy and conservation. Fuel oil expense was lower despite higher fuel oil prices because fewer KWHs were generated as purchased power increased. Purchased power expense increased with a full year of purchases from a major independent power producer. The 4% increase in other expenses was partly due to a 4% increase in depreciation expense as a result of plant additions and a 13% increase in taxes, other than income taxes. Operating income for 1993 increased 15% compared to 1992 due in part to rate relief, lower management service fees from HEI and the one-time expense reduction due to the establishment of a regulatory asset for accrued vacation.

COMPETITION

The electric utility industry is becoming increasingly competitive as a result of various factors including product price, service reliability, new technologies and government actions. Competition in Hawaii is also affected by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities.

  The Energy Policy Act of 1992 encourages competition by allowing utilities to form generation subsidiaries without becoming subject to regulation under the Public Utility Holding Company Act of 1935. To date, these provisions have not had a significant impact on HECO and its subsidiaries.

  Independent power producers (IPPs) are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without co-generation, has made inroads in Hawaii and is a continuing competitive threat. In response to this threat, HECO has been able to successfully offer economic alternatives to its customers that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

REGULATION OF ELECTRIC UTILITY RATES

The PUC has broad discretion in its regulation of the rates charged by HEI's electric utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.



RECENT RATE REQUESTS

HEI's electric utility subsidiaries have requested electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability.

Postretirement benefits other than pensions
-------------------------------------------

In November 1994, the PUC issued a D&O that authorized full recovery of PBOP costs, determined pursuant to SFAS No. 106, of the electric utilities and Young Brothers, Limited (YB), effective January 1, 1995. The D&O also allowed the recovery, over the next 18 years, of the regulatory assets related to PBOP costs. The costs of postretirement executive life insurance, however, were subsequently disallowed for HECO and MECO. See Note 17 in the "Notes to Consolidated Financial Statements."

Hawaiian Electric Company, Inc.
-------------------------------

 . In July 1993, HECO filed a request to increase rates based on a 1994 test year. HECO requested an 8.6% increase (as revised) over rates in effect at the time, or $53.8 million in annual revenues, based on a 12.75% return on average common equity (ROACE).

  In December 1994, HECO received a final D&O authorizing a 6.5%, or $40.5 million, increase in annual revenues, effective January 1, 1995 and based on a 12.15% ROACE. The final D&O, together with the PBOP D&O, resulted in an increase of $50.5 million in annual revenues.

 . In December 1993, HECO filed a request to increase rates based on a 1995 test year. HECO requested a 4.1% increase (as revised), or $28.2 million in annual revenues, based on a 13.25% ROACE.

  In December 1995, HECO received a final D&O authorizing a 1.3%, or $9.1 million, increase in annual revenues, based on an 11.4% ROACE. The D&O required a refund to customers because HECO had previously received four interim increases totaling $18.9 million on an annualized basis, or $9.8 million more than the amount that was finally approved. The reduced rate relief resulted primarily from the lower ROACE used by the PUC in the final D&O because interest rates dropped considerably subsequent to the first interim increase, which was effective January 1, 1995 and was based on a 12.6% ROACE. The refund amount of $10 million (representing amounts recovered under interim rates in excess of final approved rates, with interest) was accrued in December 1995 and will be returned to customers in the first half of 1996. The D&O also did not provide revenue to cover costs relating to postretirement executive life insurance. HECO and its subsidiaries wrote off a regulatory asset relating to such costs, resulting in a 1995 after-tax charge of $1.1 million.

Hawaii Electric Light Company, Inc. (HELCO)
-------------------------------------------

 . In November 1993, HELCO filed a request to increase rates 13.4%, or $15.8 million in annual revenues, based on a 1994 test year and a 12.4% ROACE (which was later increased to 13.1%).

  In February 1995, HELCO received a final D&O authorizing an 11.8%, or $13.7 million, increase in annual revenues, based on a 12.6% ROACE. The final D&O, together with the PBOP D&O, resulted in $15.5 million of annual rate relief.

 . In March 1995, HELCO filed a request to increase rates based on a 1996 test year. In January 1996, HELCO revised its requested increase to 7.2%, or $10.3 million in annual revenues, based on a 12.5% ROACE. A hearing on the application was held in February 1996.

 .  HELCO plans to file a request to increase rates, based on a 1997 test year.

Maui Electric Company, Limited (MECO)
-------------------------------------

 . In November 1991, MECO filed a request to increase rates. In January 1993, MECO revised its requested increase to 10%, or $11.4 million in annual revenues, based on a 13.0% ROACE and a 1993 test year.

  In August 1994, MECO received a final D&O authorizing a 7.0%, or $8.1 million, increase in annual revenues, based on a 12.75% ROACE. The final D&O, together with the PBOP D&O, resulted in $10 million of annual rate relief.

 . In February 1995, MECO filed a request to increase rates based on a 1996 test year. MECO's final requested increase was 3.8%, or $5.0 million in annual revenues, based on a 11.5% ROACE (which ROACE was agreed upon with the Consumer Advocate). In January 1996, MECO received an interim D&O authorizing a 2.8%, or $3.7 million, increase in annual revenues, based on an 11.5% ROACE, effective February 1, 1996. MECO had proposed an interim increase of $4.0 million.

 .  MECO plans to file a request to increase rates, based on a 1997 test year.

PROPERTY DAMAGE RESERVE

In March 1995, the PUC opened a generic docket to investigate whether the public utilities in the State of Hawaii should be allowed to establish property damage reserves to cover the cost of damage to their facilities and equipment caused by catastrophic disasters. HECO's overhead transmission and distribution system is susceptible to wind and earthquake damage, and its underground system is susceptible to earthquake and flood damage. The overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at approximately $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are extremely high. Hearings in this docket are scheduled for September 1996.

HELCO POWER SITUATION

In the past few years, HELCO's reserve margin has been relatively low. HELCO needs additional generating capacity and has been proceeding with plans to install two 20-megawatt (MW) combustion turbines, followed by an 18-MW heat steam recovery generator, at which time these units would be converted to a 56-MW (net) combined-cycle unit. However, installation has been delayed because HELCO has encountered procedural and other difficulties in obtaining the necessary Conservation District Use Permit amendment (CDUP) and air permit that would allow the 56-MW unit to be constructed.

  In late 1995, a contested case hearing with respect to the CDUP was conducted and the hearing officer recommended denial of the CDUP application. The Hawaii Board of Land and Natural Resources (BLNR) may decide to adopt, modify, or reject the hearing officer's recommendation. The BLNR is scheduled to make a decision on HELCO's CDUP application by February 26, 1996. If the BLNR denies HELCO's CDUP application, this would delay, if not prevent, installation of HELCO's project at the 15-acre site.

  The Hawaii Department of Health (DOH) forwarded HELCO's air permit to the Environmental Protection Agency (EPA) for its approval. In a November 1995 letter to the DOH, the EPA declined to sign HELCO's air permit. HELCO requested that the EPA reconsider this decision and the EPA agreed to reconsider based on additional information supplied by HELCO. In a second letter dated February 6, 1996, the EPA set forth information to be considered by HELCO which it feels may address HELCO's concerns regarding the emission control technology to be used, and stated that it would continue discussions with HELCO at a later date. If the EPA does not sign the permit issued by the DOH, this would delay, if not prevent, HELCO's project.

  Two IPPs have filed separate complaints against HELCO with the PUC, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity which, under HELCO's current estimates of generating capacity requirements, would be in place of the planned 56-MW addition by HELCO. In September 1995, HELCO provided proposals to the two IPPs, and further negotiations have been undertaken. On Janu-ary 26, 1996, the PUC ordered that the complaint docket filed by one of the IPPs be reopened. HELCO and the IPP are to seek PUC guidance on negotiation issues if a contract has not been finalized by March 11, 1996.

  If HELCO's negotiations with the IPPs result in a power purchase agreement and/or if HELCO's combined-cycle unit is not installed, HELCO may be required to write off a portion of the costs incurred in its efforts to put into service its combined-cycle unit ($43 million as of December 31, 1995) if such costs ultimately are not recoverable from customers or others.

  In January 1996, the PUC opened a generic docket relating to HELCO's contingency plan, which had been submitted to the PUC in June 1995. It was ordered that HELCO submit updated information to the PUC by March 4, 1996 and address comments by the Consumer Advocate on the June 1995 contingency plan. See
Note 4 in the "Notes to Consolidated Financial Statements."

SAVINGS BANK
                                   1995     % change     1994     % change     1993     % change
------------------------------------------------------------------------------------------------

(in millions)
Revenues.......................   $  255       18       $  216         8      $  200        (2)
Net interest income............       94       (6)          99         4          96        23
Operating income...............       40       (6)          43        (4)         44        41
Net income.....................       23       (6)          25        (2)         25        36
Interest-earning assets
 Average balance...............   $3,084       14       $2,700        15      $2,356         7
 Weighted average yield........     7.68%       2         7.53%       (6)       8.01%       (8)
Interest-bearing liabilities
 Average balance...............   $2,985       14       $2,611        13      $2,306         6
 Weighted average rate.........     4.78%      20         3.98%       (1)       4.02%      (24)
Interest rate spread...........     2.90%     (18)        3.55%      (11)       3.99%       16

American Savings Bank, F.S.B. (ASB) earnings depend primarily on net interest income, the difference between the interest income earned on interest-earning assets (loans receivable, mortgage-backed securities and investments) and interest expense incurred on interest-bearing liabilities (deposit liabilities and borrowings). ASB's loan volumes and yields are affected by market interest rates, competition, demand for real estate financing, availability of funds and management's responses to these factors. Other factors affecting ASB's operating results include income from servicing loans and expenses from operations.

 . 1995 net interest income decreased 6% from 1994 due to an 18% decrease in interest rate spread. Operating and net income decreased due to lower net interest income, an increased provision for loan losses, higher compensation and benefits expenses and higher office occupancy expenses, partly offset by higher other income which included a $2.3 million after-tax gain on the sale of fixed rate mortgage-backed securities under the one-time reclassification of securities allowed by the Financial Accounting Standards Board concurrent with the initial adoption of the implementation guidance for SFAS No. 115.

  The demand for mortgage loans has decreased partly due to the slow real estate market in Hawaii. Also in 1995, ASB's nonaccrual and renegotiated loans increased $3 million and the allowance for loan losses increased $4 million.

  Another unfavorable trend has been the slowdown in deposit growth partly due to competition from money market and mutual funds. In 1995, there was a 4% increase in deposits due primarily to interest credited. In 1995, for funding loans and purchasing mortgage-backed securities, securities sold under agreements to repurchase became a more significant source of funds as they were generally less costly than advances from the Federal Home Loan Bank (FHLB) of Seattle.

  The decrease in interest rate spread can also be attributed to the changing interest rate environment. During 1994 and part of 1995, generally rising interest rates caused the cost of interest-bearing liabilities to increase. However, the average yield on interest-earning assets for 1995 increased only 15 basis points compared to 1994 due in part to the lag in the repricing of interest-earning assets such as adjustable rate loans and mortgage-backed securities. Further, the flattening of the yield curve also contributed to the decrease in ASB's interest rate spread.

  In 1995, the federal funds rate, which is the rate charged by banks for overnight loans to each other and which has a significant influence on consumer rates, increased from 5.5% to 6.0% and declined to 5.5% by yearend. As of February 16, 1996, the federal funds rate was 5.25%.

 . 1994 net interest income increased 4% over 1993, despite an 11% decrease in interest rate spread, due to a $392 million, or 18%, higher average balance of loans and mortgage-backed securities. Operating and net income declined slightly due to an increased provision for loan losses, higher compensation and benefits expenses and higher trading portfolio losses. The decline was offset in part by interest income on a tax refund from an amended tax return. In 1994, the federal funds rate increased significantly from 3.0% to 5.5%.

 . 1993 net interest income increased 23% over 1992 due to the significantly lower cost of funds and a higher average balance of loans. The 1993 interest rate spread increased 16% over 1992. The increase in net interest income was partially offset by higher administrative and general expenses, including $0.8 million of higher federal insurance premiums for deposits.

OTHER

                                                       %                                 %                                 %
                                         1995        change                1994        change                1993        change
-----------------------------------------------------------------------------------------------------------------------------------
(in millions)
Revenues.....................             $53          (11)                $59           (6)                 $63           27
Operating income (loss)......             (11)        (128)                 (5)          17                   (6)          nm

nm  Not meaningful.

The "other" business segment includes results of operations from Hawaiian Tug & Barge Corp. (HTB) and its subsidiary, YB, maritime freight transportation companies; Malama Pacific Corp. (MPC) and its subsidiaries, real estate investment and development companies; HEI Investment Corp. (HEIIC), a company primarily holding investments in leveraged leases; HEIPC, a company formed in March 1995 to pursue independent power projects and energy conservation projects in Asia and the Pacific; HEI and HEI Diversified, Inc. (HEIDI), parent companies; and eliminations of intercompany transactions.

 . The freight transportation subsidiaries recorded operating income of $2.6 million in 1995 and $3.6 million in 1994, compared with an operating loss of $0.1 million in 1993. The operating income decrease in 1995 was due largely to a $1.0 million increase in maintenance expenses, including the drydocking and overhaul costs for YB's tugs and barges. The increase in operating results in 1994 was due in part to higher harbor assists and contract tows and a gain on the sale of a barge. The 1993 operating loss was due in part to lower charter revenues at HTB, the termination of an oil hauling contract in mid-1992 and losses on the sale of vessels when HTB exited the heavy fuel-oil shipping business. HTB and YB have been hampered by Hawaii's decreased construction activity.

  In May 1994, YB filed an application with the PUC to increase rates by approximately $2.4 million annually. In September 1994, YB filed a stipulated agreement with the PUC indicating YB and the Consumer Advocate had agreed to stipulate to a 6% general rate increase, or approximately $2.0 million annually. The increase took effect in December 1994. Also, see the PBOP discussion under the "Electric utility--Recent rate requests" section.

 . MPC's operating loss was $2.6 million in 1995, $1.5 million in 1994 and $0.6 million in 1993. MPC's real estate development activities have been impacted by the slow real estate market in Hawaii. MPC sold fewer units in 1995 than 1994 and fewer units in 1994 than 1993. Writedowns were taken on the carrying value of certain real estate projects in 1995, 1994 and 1993. See Note 6 in the "Notes to Consolidated Financial Statements" for a further discussion on MPC and its subsidiaries.

 . In 1995, HEIIC sold one commercial building to a lessee pursuant to the provisions of a leveraged lease agreement and recorded a pretax loss of $2.1 million on the sale. In 1993, HEIIC refinanced the nonrecourse debt supporting a leveraged lease, resulting in additional income, which was largely offset by the cumulative effect of the 1% federal income tax rate increase. No new investments are currently planned for HEIIC.

 . HEIPC's operating loss was $1.7 million for 1995, its first year of existence. HEIPC is pursuing independent power projects and marketing its ability to provide energy products and services in Asia and the Pacific. In 1995, HEIPC signed a "Memorandum of Understanding" with Agusan Power Corporation, Agusan Del Norte Electric Cooperative, Inc. and the provincial government of Agusan Del Norte to work toward an agreement to build and operate a 22-MW hydroelectric plant in the Philippines.

 . The HEI and HEIDI corporate operating loss increased $0.7 million in 1995 compared to 1994 due in part to higher legal expenses. The HEI and HEIDI corporate operating loss increased $1.0 million in 1994 compared to 1993 due in part to higher employee benefits expense.

DISCONTINUED OPERATIONS

See Note 2 in the "Notes to Consolidated Financial Statements" for a discussion of the Company's former property and casualty insurance business and wind energy business.

ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION

In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs of HECO and its subsidiaries and YB based on current cost-based rate-mak-ing regulations. Management believes HECO and its subsidiaries' and YB's operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations and financial position may result. See Note 9 in the "Notes to Consolidated Financial Statements" for further discussion.

ENVIRONMENTAL MATTERS

HEI and its subsidiaries are subject to environmental laws and regulations which could potentially impact the Company in terms of operating existing facilities, constructing and operating new facilities and ensuring the proper cleanup and disposal of hazardous waste and toxic substances. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with these environmental requirements would be allowed by the PUC. However, as with other costs reviewed by the PUC in the rate-making process, these costs may not be fully allowed by the PUC for rate-making purposes. Based on information available to the Company, management is not aware of any contingent liabilities relating to environmental matters that would have a material adverse effect on the Company.

ELECTRIC AND MAGNETIC FIELDS

Research is ongoing about the potential adverse health effects from exposure to electric and magnetic fields (EMF). However, the scientific community has not yet reached a consensus on the nature of any health effects. HECO and its subsidiaries are participating in utility industry funded studies on the subject and are taking steps to reduce EMF, where feasible, in the design of new transmission and distribution facilities. The Company cannot predict the impact, if any, the EMF issue may have on the Company in the future.

EFFECTS OF INFLATION

Inflation, as measured by the U.S. Consumer Price Index, averaged 2.8% in 1995, 2.6% in 1994 and 3.0% in 1993. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on HEI's operations.

  Inflation increases operating costs and the replacement cost of assets. Subsidiaries with significant physical assets, such as the electric utilities, replace assets at much higher costs and must request rate relief to maintain adequate earnings. In the past, the PUC has generally approved rate relief to cover the effects of inflation. In 1993, 1994 and 1995, the electric utilities received rate relief, in part to cover increases in operating expenses and construction costs due to inflation.

ACCOUNTING CHANGES

See Note 1 in the "Notes to Consolidated Financial Statements."

                        LIQUIDITY AND CAPITAL RESOURCES
                        -------------------------------
CONSOLIDATED

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

  The Company's total assets were $5.6 billion and $5.2 billion at December 31, 1995 and 1994, respectively. Asset growth in 1995 stemmed from growth in ASB's mortgage-backed securities portfolio and capital expenditures by the electric utilities.

  The consolidated capital structure of HEI was as follows:

December 31                                    1995            1994
------------------------------------------------------------------------
(in millions)
Short-term borrowings...................   $  182    10%   $  137     8%
Long-term debt..........................      758    43       718    44
Preferred stock of electric utility            90     5        93     6
 subsidiaries...........................
Common stock equity.....................      730    42       682    42
------------------------------------------------------------------------
                                           $1,760   100%   $1,630   100%
========================================================================

ASB's deposit liabilities, securities sold under agreements to repurchase and advances from the FHLB of Seattle are not included in the table above. HEI plans to maintain its debt and equity structure close to the levels at December 31, 1995 and 1994.

  As of February 16, 1996, the Standard & Poor's (S&P), Moody's Investors Service (Moody's) and Duff & Phelps Credit Rating Co.'s (Duff & Phelps) ratings of HEI's and HECO's securities were as follows:


                                                Duff &
                                S&P   Moodys    Phelps
--------------------------------------------------------

HEI
---
Medium-term notes............   BBB    Baa2     BBB+
Commercial paper.............   A-2    P-2      Duff 2

HECO
----
First mortgage bonds.........   BBB+   A3       A
Unsecured notes..............   BBB+   Baa1     A-
Cumulative preferred stock...   BBB    baa1     BBB+
Commercial paper.............   A-2    P-2      Duff 1-

The above ratings are not recommendations to buy, sell or hold any securities, and such ratings may be subject to revision or withdrawal at any time by the rating agencies.

Neither HEI nor HECO management can predict with certainty future rating agency actions or their effects on the future cost of capital to HEI or HECO.

  At December 31, 1995, $148 million of a $250 million registered medium-term note program was available for offering by HEI.

  Operating activities provided net cash of $213 million in 1995, $130 million in 1994 and $139 million in 1993. Investing activities such as capital expenditures and the origination and/or purchase of loans and mortgage-backed securities accounted for a significant portion of the net cash used of $481 million in 1995, $713 million in 1994 and $352 million in 1993. Financing activities provided net cash of $312 million in 1995, $554 million in 1994 and $172 million in 1993. In 1995, a significant amount of cash came from the net increase in securities sold under agreements to repurchase.

  A portion of net assets of HECO and ASB are not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval. However, such restrictions are not expected to significantly affect the operations of HEI, its ability to pay dividends on its common stock or its ability to meet other cash obligations. See Note 18 in the "Notes to Consolidated Financial Statements."

  Total HEI consolidated financing requirements for 1996 through 2000 (excluding any financing requirements HEIPC may have), including net capital expenditures, debt retirements (excluding repayments of advances from FHLB of Seattle and securities sold under agreements to repurchase) and sinking fund requirements, are currently estimated to total $1.1 billion. Of this amount, approximately $0.8 billion are for net capital expenditures (mostly relating to the electric utilities' net capital expenditures described below). HEI consolidated internal sources, after the payment of HEI dividends, are expected to provide approximately 57% of the consolidated financing requirements, with debt and equity financing providing the remaining requirements. Over the five-year period 1996 through 2000, HEI estimates that it will require approximately $172 million in common equity, in addition to retained earnings, which is expected to be provided principally by HEI's Dividend Reinvestment and Stock Purchase Plan and the Hawaiian Electric Industries Retirement Savings Plan. The additional equity will be used to fund the electric utilities' common equity requirements related to their capital expenditure programs and to reduce HEI's overall borrowing level. Additional common equity in excess of the $172 million described above, and additional debt financing, may be required for the development of independent power projects by HEIPC in Asia and the Pacific.

Following is a discussion of the liquidity and capital resources of HEI's largest segments.

ELECTRIC UTILITY

HECO's consolidated capital structure was as follows:

December 31                                    1995                 1994
------------------------------------------------------------------------
(in millions)
Short-term borrowings from                 $  139    10%   $  118      9%
 nonaffiliates and affiliate............
Long-term debt..........................      517    36       489     37
Preferred stock
 Subject to mandatory redemption........       42     3        45      3
 Not subject to mandatory redemption....       48     3        48      4
Common stock equity.....................      697    48       634     47
------------------------------------------------------------------------
                                           $1,443   100%   $1,334    100%
========================================================================

In 1995, the electric utilities used $185 million in cash for capital expenditures. Operations provided $138 million in cash and $10 million of cash came from third-party contributions in aid of construction. Financing activities provided cash of $32 million primarily from HECO's sale of common stock of $28 million to HEI and net increases in long-term debt of $28 million and short-term borrowings of $21 million, partly offset by common and preferred stock dividends.

  The electric utilities' consolidated financing requirements for 1996 through 2000, including net capital expenditures, debt retirements and sinking fund requirements, are estimated to total $829 million. HECO's consolidated internal sources, after the payment of common and preferred stock dividends, are currently expected to provide approximately 66% of the total $829 million requirements, with debt and equity financing providing the remaining requirements. As of December 31, 1995, $170 million of revenue bonds had been authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii on behalf of HECO, HELCO and MECO prior to the end of 1997. HECO currently estimates that it will require approximately $54 million in common equity, in addition to retained earnings, over the five-year period 1996 through 2000. The PUC must approve issuances of long-term debt and equity for HECO, HELCO and MECO.

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 1996 through 2000 are currently estimated to total $747 million. Approximately 62% of gross capital expenditures, including the allowance for funds used during construction and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 38% primarily for generation projects. At December 31, 1995, purchase commitments, other than fuel and power purchase contracts, amounted to approximately $75 million, including amounts for construction projects. Also see
Note 4 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

  For 1996, electric utility net capital expenditures are estimated to be $154 million and gross capital expenditures are estimated to be $189 million, of which approximately 58% is for transmission and distribution projects. An estimated $55 million is planned for new generation projects. Drawdowns of proceeds from the sale of tax-exempt special purpose revenue bonds, sales of preferred stock, sales of common stock to HEI and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures.

  Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate relief, escalation in construction costs, demand-side management programs and requirements of environmental and other regulatory and permitting authorities.


SAVINGS BANK

December 31                                       1995                     1994
---------------------------------------------------------------------------------
                                             $      % change      $      % change
---------------------------------------------------------------------------------

(in millions)
Assets..................................   $3,413         10    $3,116         19
Loans receivable, net...................    1,688         (7)    1,824          5
Mortgage-backed securities..............    1,445         35     1,067         69
Deposit liabilities.....................    2,224          4     2,129          2
Securities sold under agreements to           413        235       123         nm
 repurchase.............................
Advances from FHLB......................      501        (19)      616        113

nm  Not meaningful.

As of September 30, 1995, ASB was the fourth largest financial institution in the state based on total assets of $3.3 billion and the third largest financial institution based on deposits of $2.2 billion. In 1995, ASB's total assets increased primarily due to the origination and/or purchase of loans receivable and mortgage-backed securities totaling $628 million, partly offset by repayments of $329 million. The decrease in loans receivable and the increase in mortgage-backed securities in 1995 was primarily due to the securitization of $409 million of loans.

   At December 31, 1995, loans which do not accrue interest totaled $27 million or 1.6% of net loans outstanding, compared to $24 million or 1.3% at December 31, 1994. At the end of 1995, there were nine properties acquired in settlement of loans valued at $2.7 million.

  For 1995, cash used by investing activities was $296 million, due largely to the origination and/or purchase of loans receivable and mortgage-backed securities, partly offset by principal repayments. Cash provided by financing activities included a net increase of $288 million in securities sold under agreements to repurchase and $94 million in deposit liabilities, partly offset by a decrease of $115 million in advances from the FHLB of Seattle.

  Deposits traditionally have been the principal source of ASB's funds for use in lending, meeting liquidity requirements and making investments. ASB also derives funds from receipt of interest and principal on outstanding loans receivable and mortgage-backed securities, borrowings from the FHLB of Seattle, securities sold under agreements to repurchase and other sources. In recent years, advances from the FHLB of Seattle and securities sold under agreements to repurchase have become more significant sources of funds as the demand for deposits has decreased. Using these higher cost sources of funds puts downward pressure on ASB's net interest income.

  Minimum liquidity levels are currently governed by the regulations adopted by the Office of Thrift Supervision (OTS). ASB was in compliance with OTS liquidity requirements as of December 31, 1995.

  ASB believes that a satisfactory regulatory capital position provides a basis for public confidence, affords protection to depositors, helps to ensure continued access to capital markets on favorable terms and provides a foundation for growth. As of December 31, 1995, ASB was in compliance with the OTS minimum capital requirements (noted in parenthesis) with a tangible capital ratio of 5.2% (1.5%), a core capital ratio of 5.4% (3.0%) and a risk-based capital ratio of 12.9% (8.0%).

  The OTS has adopted a rule adding an interest rate risk (IRR) component to the existing risk-based capital requirement. Institutions with an "above normal" level of IRR exposure will be required to deduct an amount from total capital and may be required to hold additional capital. Although the rule became effective January 1, 1994, the OTS has provided a waiver of the IRR capital deduction until it can finalize an appeals process for institutions subject to such deductions. As of December 31, 1995, ASB would not have been required to deduct an amount from total capital or to hold additional capital if the rule adding the IRR component had been implemented.

  Federal Deposit Insurance Corporation regulations restrict the ability of financial institutions that are not "well-capitalized" to offer interest rates on deposits that are significantly higher than the rates offered by competing institutions. As of December 31, 1995, ASB was "well-capitalized" (ratio requirements noted in parenthesis) with a leverage ratio of 5.4% (5.0%), a Tier-1 risk-based ratio of 12.2% (6.0%) and a total risk-based ratio of 12.9% (10%).

  On September 29, 1994, the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Banking Act) was signed into law. Beginning in September 1995, and subject to certain limits, adequately capitalized and adequately managed bank holding companies were permitted to acquire control of banks in any state, thereby creating a uniform system of interstate banking in the U.S. Also, subject to certain limitations, the Interstate Banking Act will permit interstate branching by U.S. banks, marking a major departure from previous law. Although the Interstate Banking Act applies only to banks, it could nonetheless affect the competitive balance among banks, thrifts and other financial institutions and the level of competition among financial institutions doing business in Hawaii.

  For a discussion of the unfavorable disparity in the deposit insurance assessment rates that ASB and other thrifts pay in relation to the rates that most commercial banks pay and certain proposed legislation affecting financial institutions, see Note 5 in the "Notes to Consolidated Financial Statements."

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Hawaiian Electric Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/  KPMG Peat Marwick LLP

Honolulu, Hawaii
January 25, 1996

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                          1995          1994          1993
---------------------------------------------------------------------------------
(in thousands, except per share amounts)
REVENUES
Electric utility........................   $  988,722    $  913,719    $  879,110
Savings bank............................      254,616       215,525       199,734
Other...................................       52,586        59,279        63,326
---------------------------------------------------------------------------------
                                            1,295,924     1,188,523     1,142,170
---------------------------------------------------------------------------------
EXPENSES
Electric utility........................      829,679       777,091       759,545
Savings bank............................      214,572       173,000       155,617
Other...................................       64,009        64,299        69,370
---------------------------------------------------------------------------------
                                            1,108,260     1,014,390       984,532
---------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
Electric utility........................      159,043       136,628       119,565
Savings bank............................       40,044        42,525        44,117
Other...................................      (11,423)       (5,020)       (6,044)
---------------------------------------------------------------------------------
                                              187,664       174,133       157,638
---------------------------------------------------------------------------------
Interest expense--electric utility and
 other..................................      (62,860)      (54,028)      (53,192)
Allowance for borrowed funds used
 during construction....................        5,112         4,043         3,869
Preferred stock dividends of electric
 utility subsidiaries...................       (6,885)       (7,163)       (6,518)
Allowance for equity funds used during
 construction...........................       10,202         9,064         6,973
---------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES....................      133,233       126,049       108,770
Income taxes............................       55,740        53,019        47,086
---------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS.......       77,493        73,030        61,684
LOSS ON DISPOSAL OF DISCONTINUED
 OPERATIONS, NET OF INCOME TAX
 BENEFITS...............................           --            --       (13,025)
---------------------------------------------------------------------------------
NET INCOME..............................   $   77,493    $   73,030    $   48,659
=================================================================================
EARNINGS (LOSS) PER COMMON SHARE
    CONTINUING OPERATIONS...............        $2.66         $2.60         $2.38
    DISCONTINUED OPERATIONS.............           --            --         (0.50)
---------------------------------------------------------------------------------
                                                $2.66         $2.60         $1.88
=================================================================================
DIVIDENDS PER COMMON SHARE..............        $2.37         $2.33         $2.29
=================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING.....................       29,187        28,137        25,938
=================================================================================


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                          1995          1994          1993
---------------------------------------------------------------------------------
(in thousands)
RETAINED EARNINGS, BEGINNING OF YEAR....   $  135,835    $  128,318    $  138,484
Net income..............................       77,493        73,030        48,659
Common stock dividends..................      (69,112)      (65,513)      (58,825)
---------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR..........   $  144,216    $  135,835    $  128,318
=================================================================================

See accompanying "Notes to Consolidated Financial Statements."


CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

December 31                                                 1995                       1994
----------------------------------------------------------------------------------------------
(in thousands)
ASSETS
Cash and equivalents....................                 $  130,833                 $   87,623
Accounts receivable and unbilled
 revenues, net..........................                    142,505                    130,762
Inventories, at average cost............                     35,258                     43,126
Real estate developments................                     35,023                     33,956
Marketable securities (estimated market
 value $1,485,091 and $1,051,673).......                  1,479,552                  1,099,810
Other investments.......................                     74,325                     77,297
Loans receivable, net...................                  1,687,801                  1,824,055
Property, plant and equipment, net
 Land...................................   $   37,471                $   33,861
 Plant and equipment....................    2,391,013                 2,220,213
 Construction in progress...............      195,258                   171,251
                                           ----------                ----------
                                            2,623,742                 2,425,325
 Less--accumulated depreciation.........     (815,547)    1,808,195    (747,503)     1,677,822
                                           ----------                 ----------
Regulatory assets.......................                     99,693                     95,257
Other...................................                     69,315                     59,301
Goodwill and other intangibles..........                     41,245                     45,455
----------------------------------------------------------------------------------------------
                                                         $5,603,745                 $5,174,464
==============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable........................                 $   94,806                 $   97,210
Deposit liabilities.....................                  2,223,755                  2,129,310
Short-term borrowings...................                    181,825                    136,755
Securities sold under agreements to
 repurchase.............................                    412,521                    123,301
Advances from Federal Home Loan Bank....                    501,274                    616,374
Long-term debt..........................                    758,463                    718,240
Deferred income taxes...................                    182,101                    172,930
Unamortized tax credits.................                     46,965                     45,954
Contributions in aid of construction....                    191,854                    178,635
Other...................................                    190,535                    180,529
----------------------------------------------------------------------------------------------
                                                          4,784,099                  4,399,238
----------------------------------------------------------------------------------------------

PREFERRED STOCK OF ELECTRIC UTILITY
 SUBSIDIARIES
Subject to mandatory redemption.........                     41,750                     44,844
Not subject to mandatory redemption.....                     48,293                     48,293
----------------------------------------------------------------------------------------------
                                                             90,043                     93,137
----------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock, no par value,
 authorized 10,000 shares; issued:  none                         --                         --
Common stock, no par value, authorized
 100,000 shares; issued and
 outstanding:  29,773  shares and
 28,655 shares..........................                    585,387                    546,254
Retained earnings.......................                    144,216                    135,835
----------------------------------------------------------------------------------------------
                                                            729,603                    682,089
----------------------------------------------------------------------------------------------
                                                         $5,603,745                 $5,174,464
==============================================================================================

See accompanying "Notes to Consolidated Financial Statements."


CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                       1995         1994        1993
-----------------------------------------------------------------------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations.......   $  77,493    $  73,030    $ 61,684
Adjustments to reconcile income from
 continuing operations to net cash
 provided by operating activities
      Depreciation and amortization of
       property, plant and equipment....      76,656       72,256      64,314
      Other amortization................       8,213         (660)        (88)
      Deferred income taxes and tax
       credits, net.....................      12,660        9,161       3,164
      Changes in assets and liabilities,
       net of effects from disposal of
       businesses and acquisition of
       control of joint venture
            Decrease (increase) in
             accounts receivable and
             unbilled revenues, net.....     (11,743)     (13,646)      1,108
            Decrease (increase) in
             inventories................       7,868       (3,721)       (453)
            Decrease (increase) in
             other securities held for
             trading....................      49,505       45,396     (22,359)
            Increase in regulatory
             assets.....................      (4,247)      (9,885)     (9,606)
            Increase (decrease) in
             accounts payable...........      (2,404)       8,582       6,248
            Changes in other assets and
             liabilities................      (1,396)     (17,570)     35,401
-------------------------------------------------------------------------------
                                             212,605      162,943     139,413
Cash used by discontinued operations....          --      (32,623)        (92)
-------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES.............................     212,605      130,320     139,321
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans receivable originated and
 purchased..............................    (427,518)    (515,070)   (557,009)
Principal repayments on loans receivable     145,522      225,002     288,932
Proceeds from sale of loans receivable..       6,769        2,138         633
Held-to-maturity mortgage-backed
 securities purchased...................    (200,943)    (421,649)   (190,517)
Principal repayments on
 held-to-maturity mortgage-backed
 securities.............................     183,702      187,967     269,816
Held-to-maturity investment securities
 purchased..............................     (39,458)          --          --
Proceeds from maturity of investment
 securities.............................      39,600           --      15,000
Capital expenditures....................    (194,623)    (200,526)   (213,685)
Contributions in aid of construction....      10,417       15,112      20,158
Other...................................      (4,962)      (5,695)     14,980
-----------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES...    (481,494)    (712,721)   (351,692)
-----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposit liabilities.....      94,445       37,727      58,714
Net increase (decrease) in short-term
 borrowings with original maturities of
 three months or less...................      46,531      101,688     (93,247)
Proceeds from other short-term
 borrowings.............................       1,098        1,008      25,622
Repayment of other short-term borrowings      (2,559)      (6,357)    (72,707)
Proceeds from securities sold under
 agreements to repurchase...............     557,000      145,669          --
Repurchase of securities sold under
 agreements to repurchase...............    (269,339)     (23,330)    (27,000)
Proceeds from advances from Federal
 Home Loan Bank.........................     585,721      998,200     194,692
Principal payments on advances from
 Federal Home Loan Bank.................    (700,821)    (671,500)    (99,117)
Proceeds from issuance of long-term debt      78,544       87,814     193,788
Repayment of long-term debt.............     (38,400)     (75,427)    (70,801)
Proceeds from issuance of electric
 utility subsidiaries' preferred stock..          --           --      12,000
Redemption of electric utility
 subsidiaries' preferred stock..........      (3,094)      (1,886)     (2,190)
Net proceeds from issuance of common
 stock..................................      19,322       13,602      88,658
Common stock dividends..................     (49,415)     (47,676)    (42,012)
Other...................................      (6,934)      (5,768)      5,477
-----------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING
 ACTIVITIES.............................     312,099      553,764     171,877
-----------------------------------------------------------------------------
Net increase (decrease) in cash and
 equivalents............................      43,210      (28,637)    (40,494)
Cash and equivalents, beginning of year.      87,623      116,260     156,754
-----------------------------------------------------------------------------
CASH AND EQUIVALENTS, END OF YEAR.......   $ 130,833    $  87,623    $116,260
=============================================================================

See accompanying "Notes to Consolidated Financial Statements."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 . SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

GENERAL
--------------------------------------------------------------------------------

BASIS OF PRESENTATION. The financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of regulatory assets, the allowance for loan losses, the provision for costs in excess of net realizable values of real estate projects and the amounts reported for pension and other postretirement benefit obligations. Management believes that such estimates have been appropriately established in accordance with GAAP.

CONSOLIDATION. The consolidated financial statements include the accounts of Hawaiian Electric Industries, Inc. (HEI), a holding company, and its direct and indirect wholly owned subsidiaries (collectively, the Company). HEI's subsidiaries are Hawaiian Electric Company, Inc. (HECO), parent company of Hawaii Electric Light Company, Inc. (HELCO) and Maui Electric Company, Limited
(MECO); HEI Diversified, Inc. (HEIDI), parent company of American Savings Bank, F.S.B. (ASB); Hawaiian Tug & Barge Corp. (HTB), parent company of Young Brothers, Limited (YB); Lalamilo Ventures, Inc.; Malama Pacific Corp. (MPC), parent company of several real estate subsidiaries; HEI Investment Corp. (HEIIC); Pacific Energy Conservation Services, Inc. (an inactive company); and HEI Power Corp. (HEIPC).

  All significant intercompany accounts and transactions have been eliminated in consolidation.

PUBLIC UTILITY COMMISSION REGULATION. The electric utility subsidiaries and YB are regulated by the Public Utilities Commission of the State of Hawaii (PUC) and account for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

INVESTMENTS.

DEBT AND EQUITY SECURITIES. In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of SFAS No. 115 effective January 1, 1994, and the implementation of SFAS No. 115 did not have a material effect on the Company's financial condition or results of operations.

  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

  Equity securities (with readily determinable fair values) and debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses, if any, included in earnings.

  Equity securities (with readily determinable fair values) and debt securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, if any, excluded from earnings and reported in a separate component of stockholders' equity.

OTHER INVESTMENTS. Investments in joint ventures and other investments for which the Company has the ability to exercise significant influence over the operating and financing policies of the enterprise are accounted for under the equity method.

  For held-to-maturity investments, available-for-sale investments and other investments described above, declines in value determined to be other than temporary are reflected in net income and result in the establishment of a new cost basis for the investment. The specific identification method is used in determining realized gains and losses on the sale of securities.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. The cost of plant constructed by the electric utility subsidiaries includes applicable engineering, supervision, administrative and general expenses, and an allowance for the cost of funds used during the construction period. Upon the ordinary retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage obtained) are charged to accumulated depreciation.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS. Pension costs are charged primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents. In 1995, these postretirement benefits were charged primarily to expense and electric utility plant. In 1994 and 1993, these postretirement benefits were charged primarily to regulatory assets and expense. See Note 17.

  In November 1992, the FASB issued SFAS No. 112, "Employer's Accounting for Postemployment Benefits." This statement requires employers to recognize the obligation to provide postemployment benefits in accordance with SFAS No. 43, "Accounting for Compensated Absences", if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The Company adopted the provisions of SFAS No. 112 on January 1, 1994. The implementation of SFAS No. 112 did not have a material effect on the Company's financial condition or results of operations.

DEPRECIATION. Depreciation of plant and equipment is computed primarily using the straight-line method over the estimated useful lives of the assets. The electric utility subsidiaries' composite annual depreciation rate was 3.8% in 1995 and 3.9% in 1994 and 1993.

ENVIRONMENTAL EXPENDITURES. The Company is subject to numerous federal and state statutes and governmental regulations pertaining to water quality, air quality and other environmental factors. In general, environmental contamination treatment costs are charged to expense, unless it is probable such costs will be recovered through rates authorized by the PUC. Also, environmental costs are capitalized if: the costs extend the life, increase the capacity, or improve the safety or efficiency of property owned; the costs mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations; or the costs are incurred in preparing property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Corresponding regulatory assets are recorded when it is probable that such costs would be allowed by the PUC as reasonable and necessary costs of service to be recovered in future rates.

INCOME TAXES. Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled.

  Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

EARNINGS PER COMMON SHARE. Earnings per common share are based upon the weighted average number of shares of common stock outstanding. The dilutive effect of stock options is not material.

CASH FLOWS. The Company considers cash on hand, deposits in banks, deposits with the Federal Home Loan Bank (FHLB) of Seattle, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements with original maturities of three months or less to be cash and equivalents.

RECLASSIFICATIONS. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1995 presentation.

ACCOUNTING CHANGES -- 1996 IMPLEMENTATION.

LONG-LIVED ASSETS. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows derived from an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss is based on the fair value of the asset. Generally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also requires that a rate-regulated enterprise recognize an impairment loss for the amount of costs excluded by a regulator from the enterprise's rate base. The Company adopted the provisions of SFAS No. 121 on January 1, 1996. The adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations.

MORTGAGE SERVICING RIGHTS. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights". SFAS No. 122 requires that a mortgage banking enterprise (as defined) that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values, if it is practicable to estimate those fair values. ASB adopted the provisions of SFAS No. 122 on January 1, 1996. The adoption of SFAS No. 122 did not have a material effect on the Company's financial condition or results of operations.

STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation, but does not require an entity to adopt the new method for purposes of preparing its basic financial statements. For entities not adopting the new method, SFAS No. 123 requires footnote disclosure of proforma net income and earnings per share information as if the fair value based method had been adopted. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company will comply with the disclosure requirements of SFAS No. 123 in its financial statements for 1996.

ELECTRIC UTILITY
--------------------------------------------------------------------------------

CONTRIBUTIONS IN AID OF CONSTRUCTION. The electric utility subsidiaries receive contributions from customers for special construction requirements. As directed by the PUC, the contributions are amortized on a straight-line basis over 30 years, which approximates the estimated useful lives of the facilities for which the contributions were received. This amortization is an offset against depreciation expense.

ELECTRIC UTILITY REVENUES. Electric utility revenues are based on rates authorized by the PUC and include revenues applicable to electric energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded under PUC approved interim rate adjustments are subject to refund, with interest, pending final authorization by the PUC.

  The rate schedules of the electric utility subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

SAVINGS BANK
--------------------------------------------------------------------------------

LOANS RECEIVABLE. Loans receivable are stated at cost less the allowance for loan losses, loan origination and commitment fees and purchase premiums and discounts. Interest on loans is credited to income as it is earned.

  Any discount on loans is accreted or premium amortized over the estimated life of the loan using the level-yield method.

ALLOWANCE FOR LOAN LOSSES. ASB adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure", on January 1, 1995. SFAS Nos. 114 and 118 address the accounting treatment of certain impaired loans. The adoption of these statements did not have a material effect on the Company's financial condition or results of operations.

  Considering current information and events regarding the borrowers ability to repay their obligations, ASB deems a loan impaired when it is probable that ASB will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is deemed impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Prior periods have not been restated.

  For the remaining loans receivable portfolio (smaller-balance homogeneous loans), ASB provides valuation allowances for estimated losses on loans receivable at levels considered adequate to provide for potential losses. Several factors are collectively weighed in determining the adequacy of the allowance, including management's review of the existing risks in the loan portfolio, prevailing economic conditions and the historical loss experience. Actual losses could differ materially from estimates as of December 31, 1995.

  ASB uses either the cash or cost recovery method to record cash receipts on impaired loans that are not accruing interest. For smaller-balance homogeneous loans, ASB generally ceases the accrual of interest on a loan that is more than 90 days past due or when there is reasonable doubt as to the loan's collectibility. Subsequent recognition of interest income for such loans is generally on the cash method.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS. Real estate acquired in settlement of loans is recorded at the lower of cost or fair value less estimated selling expenses.

LOAN ORIGINATION AND COMMITMENT FEES. Loan origination fees (net of direct loan origination costs) are deferred and recognized as an adjustment of yield over the life of the loan. Nonrefundable commitment fees (net of direct loan origination costs, if applicable) for commitments to originate or purchase loans are deferred and, if the commitment is exercised, recognized as an adjustment of yield over the life of the loan. If the commitment expires unexercised, nonrefundable commitment fees are recognized as income upon expiration of the commitment.

AMORTIZATION OF GOODWILL AND CORE DEPOSIT INTANGIBLES. Goodwill is being amortized on a straight-line basis over 25 years. Core deposit intangibles are being amortized each year at the greater of the actual attrition rate of such deposit base or 10% of the original value. Subsequent to its acquisition, ASB evaluates whether later events or changes in circumstances indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, ASB will use an estimate of undiscounted future cash flows over the remaining useful life of the asset in measuring whether the intangible asset is recoverable.

2 . DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------

HAWAIIAN ELECTRIC RENEWABLE SYSTEMS, INC.
--------------------------------------------------------------------------------

In 1992, the HEI Board of Directors ratified management's plan to exit the nonutility wind energy business because of chronic mechanical problems with its wind turbines and continuing operating losses. In 1993, in connection with the sale of Hawaiian Electric Renewable Systems, Inc. (HERS) for an amount which was not material, HEI reversed reserves for HERS' disposal costs that were no longer needed due to the terms of the sale, resulting in a gain on disposal of $2.0 million (net of $1.2 million of income taxes).

THE HAWAIIAN INSURANCE & GUARANTY COMPANY, LIMITED
--------------------------------------------------------------------------------

The Hawaiian Insurance & Guaranty Company, Limited (HIG) and its subsidiaries (collectively, the HIG Group) are property and casualty insurance companies. HEIDI was the holder of record of all the common stock of HIG until August 16, 1994. In December 1992, due to a significant increase in the estimate of policyholder claims from Hurricane Iniki, the HEI Board of Directors concluded it would not contribute additional capital to HIG and the remaining investment in the HIG Group was written off. On December 24, 1992, a formal rehabilitation order vested full control over the HIG Group in the Insurance Commissioner of the State of Hawaii (the Rehabilitator) and her deputies.

  On April 12, 1993, the Rehabilitator, the HIG Group and others filed a complaint against HEI, HEIDI and others. The complaint, which was subsequently amended, set forth several separate counts, including claims that directors and officers of HEI, HEIDI and the HIG Group were responsible for the losses suffered by the HIG Group and claims that HEI and/or HEIDI should be held liable for HIG's obligations. The lawsuit was settled in 1994 and $32 million was disbursed to the Rehabilitator. In exchange, all the plaintiffs released their claims against HEI, its affiliates and their past and present officers and directors.

  The $32 million settlement amount, less income tax benefits and certain amounts recognized in previously established reserves, resulted in a $15 million after-tax charge to discontinued operations in 1993. HEI and HEIDI are seeking reimbursement for the settlement and defense costs from their insurance carriers. One of the insurance carriers filed a declaratory relief action in the U.S. District Court for Hawaii seeking resolution of insurance coverage and other policy issues, and HEI and HEIDI filed counterclaims. On December 15, 1995, the judge ruled on motions for partial summary judgment that had been argued in June 1995. The District Court found that HEI and HEIDI did not breach their insurance contract and that the settlement they entered into was reasonable. Among the issues left for consideration by the Court include plaintiff's defense of allocation. A trial date has not yet been set. Recoveries from HEI's insurance carriers, if any, will be recognized when realized.

3 . SEGMENT FINANCIAL INFORMATION
--------------------------------------------------------------------------------

Segment financial information on page 26 is incorporated herein by reference.

4 . ELECTRIC UTILITY SUBSIDIARY
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and subsidiaries
Selected consolidated financial information

INCOME STATEMENT DATA
Years ended December 31                        1995          1994          1993
-------------------------------------------------------------------------------
(in thousands)
REVENUES
Operating revenues......................   $981,990      $907,308      $874,010
Other--nonregulated.....................      6,732         6,411         5,100
-------------------------------------------------------------------------------
                                            988,722       913,719       879,110
-------------------------------------------------------------------------------
EXPENSES
Fuel oil................................    207,001       186,717       213,285
Purchased power.........................    276,364       271,636       258,723
Other operation.........................    137,349       121,740       105,957
Maintenance.............................     47,225        46,427        44,281
Depreciation and amortization...........     67,649        63,779        55,960
Taxes, other than income taxes..........     92,961        85,877        80,712
Other--nonregulated.....................      1,130           915           627
-------------------------------------------------------------------------------
                                            829,679       777,091       759,545
-------------------------------------------------------------------------------
Operating income from regulated and
 nonregulated activities................    159,043       136,628       119,565
Allowance for equity funds used during
 construction...........................     10,202         9,064         6,973
Interest and other charges..............    (47,136)      (40,187)      (37,384)
Allowance for borrowed funds used
 during construction....................      5,112         4,043         3,869
-------------------------------------------------------------------------------
Income before income taxes and
 preferred stock dividends of HECO......    127,221       109,548        93,023
Income taxes............................     50,198        43,587        36,897
-------------------------------------------------------------------------------
Income before preferred stock dividends
 of HECO................................     77,023        65,961        56,126
Preferred stock dividends of HECO.......      4,126         4,316         4,421
-------------------------------------------------------------------------------
Net income for common stock.............   $ 72,897      $ 61,645      $ 51,705
===============================================================================


BALANCE SHEET DATA

December 31                                                  1995          1994
-------------------------------------------------------------------------------
(dollars in thousands)
ASSETS
Utility plant, at cost
  Property, plant and equipment...................     $2,291,545    $2,129,274
  Less accumulated depreciation...................       (762,770)     (702,945)
  Construction in progress........................        191,460       164,247
-------------------------------------------------------------------------------
Net utility plant.................................      1,720,235     1,590,576
Accounts receivable, net..........................         73,053        70,708
Unbilled revenues, net............................         43,695        38,435
Regulatory assets.................................         97,114        92,524
Other.............................................         82,186        96,877
-------------------------------------------------------------------------------
                                                       $2,016,283    $1,889,120
===============================================================================
CAPITALIZATION AND LIABILITIES
Common stock equity...............................     $  696,905    $  633,901
Cumulative preferred stock
  Not subject to mandatory redemption,
   dividend rates of 4.25-8.875%..................         48,293        48,293
  Subject to mandatory redemption,
   dividend rates of 7.68-13.75%..................         41,750        44,844
Long-term debt....................................        517,209       489,586
-------------------------------------------------------------------------------
Total capitalization..............................      1,304,157     1,216,624
Short-term borrowings from
 nonaffiliates and affiliate......................        138,753       117,866
Deferred income taxes.............................        116,963       108,362
Unamortized tax credits...........................         45,935        44,939
Contributions in aid of construction..............        191,854       178,635
Other.............................................        218,621       222,694
-------------------------------------------------------------------------------
                                                       $2,016,283    $1,889,120
===============================================================================

CUMULATIVE PREFERRED STOCK. Certain cumulative preferred shares of HECO and its subsidiaries are redeemable at the option of the respective company at a premium or par. The remaining cumulative preferred shares are subject to mandatory sinking fund provisions at par and optional redemption provisions at a premium. The total sinking fund requirements on preferred stock subject to mandatory redemption for 1996 through 2000 are $2 million in each year from 1996 to 1999 and $3 million in 2000.

INDEBTEDNESS.  See Notes 10 and 11.

MAJOR CUSTOMERS. The electric utility subsidiaries derived 10% of their operating revenues from the sale of electricity to various federal government agencies. These revenues amounted to $97 million in 1995, $89 million in 1994 and $91 million in 1993.

COMMITMENTS AND CONTINGENCIES.

FUEL CONTRACTS AND OTHER PURCHASE COMMITMENTS. HECO and its subsidiaries have contractual agreements to purchase minimum amounts of 0.5% sulfur and 2.0% sulfur residual fuel oils and 0.4% sulfur diesel fuel through 1997 at prices which are tied to the market prices of petroleum products in Singapore, Los Angeles and the U.S. Pacific Northwest, respectively. Based on the average price per barrel prevailing as of January 1, 1996, the estimated amount of required purchases for 1996 is $203 million. The actual amount of purchases in 1996 could vary substantially from this estimate as a result of changes in market prices and other factors. HECO and its subsidiaries purchased $194 million, $186 million and $205 million of fuel under these or prior contractual agreements in 1995, 1994 and 1993, respectively. New contracts to replace expiring ones are expected to be entered into in the normal course of business.

  At December 31, 1995, HECO and its subsidiaries had purchase commitments, other than fuel and power purchase contracts, amounting to approximately $75 million.

POWER PURCHASE AGREEMENTS. At December 31, 1995, HECO and its subsidiaries had power purchase agreements for 469 megawatts (MW) of firm capacity, representing approximately 22% of the total of their generating capabilities and purchased power firm capacities. Rate recovery is allowed for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $109 million in each of 1996 and 1997, $106 million in 1998, $109 million in 1999, $102 million in 2000 and $2.0 billion thereafter.

  In general, payments under the power purchase agreements for 469 MW of firm capacity are based upon available capacity and energy. Payments for capacity generally are not required if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. The energy payment will vary over the terms of the agreements and HECO and its subsidiaries may pass on changes in the fuel component of the energy charges to customers through the energy cost adjustment clause in their rate schedules. HECO and its subsidiaries do not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to HECO nor its subsidiaries upon expiration of the agreements, and the agreements do not contain bargain purchase options with respect to the facilities.

INTERIM RATE INCREASES. Amounts recovered under interim rates in excess of final approved rates are subject to refund with interest. In December 1995, HECO received final PUC authorization approving an increase in annual revenues of $9.1 million ($10 million less than the interim increases), effective January 1, 1995, and HECO recorded a refund of $10 million, which will be returned to customers in the first half of 1996. At December 31, 1995, other previously recorded revenue amounts recognized under interim rate increases and subject to refund were not significant.

HELCO POWER SITUATION.   In the past few years, HELCO's reserve margin has been
relatively low. HELCO needs additional generating capacity and has been proceeding with plans to install two 20-MW combustion turbines, followed by an 18-MW heat steam recovery generator, at which time these units would be converted to a 56-MW (net) combined-cycle unit. However, installation has been delayed because HELCO has encountered procedural and other difficulties in obtaining the necessary Conservation District Use Permit amendment (CDUP) and air permit that would allow the 56-MW unit to be constructed.

  In late 1995, a contested case hearing with respect to the CDUP was conducted and the hearing officer recommended denial of the CDUP application. The Hawaii Board of Land and Natural Resources (BLNR) may decide to adopt, modify, or reject the hearing officer's recommendation. The BLNR is scheduled to make a decision on HELCO's CDUP application by February 26, 1996. If the BLNR denies HELCO's CDUP application, this would delay, if not prevent, installation of HELCO's project at the 15-acre site.

  The Hawaii Department of Health (DOH) forwarded HELCO's air permit to the Environmental Protection Agency (EPA) for its approval. In a November 1995 letter to the DOH, the EPA declined to sign HELCO's air permit. HELCO requested that the EPA reconsider this decision and the EPA agreed to reconsider based on additional information supplied by HELCO. If the EPA does not sign the permit issued by the DOH, this would delay, if not prevent, HELCO's project.

  Two independent power producers (IPPs) have filed separate complaints against HELCO with the PUC, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity which, under HELCO's current estimates of generating capacity requirements, would be in place of the planned 56-MW addition by HELCO. In September 1995, HELCO provided proposals to the two IPPs, and further negotiations have been undertaken.

  If HELCO's negotiations with the IPPs result in a power purchase agreement and/or if HELCO's combined-cycle unit is not installed, HELCO may be required to write off a portion of the costs incurred in its efforts to put into service its combined-cycle unit ($43 million as of December 31, 1995) if such costs ultimately are not recoverable from customers or others. The $43 million includes equipment purchases, planning and engineering costs and an allowance for funds used during construction. Management cannot determine at this time whether the negotiations with the IPPs will result in a power purchase agreement or the amount of incurred costs, if any, that may not be recoverable from customers or others.

HECO POWER OUTAGE. On April 9, 1991, HECO experienced a power outage that affected all customers on the island of Oahu. Approximately 1,500 pending claims involving personal injury or economic loss, such as lost profits, because of the outage will be disposed of on a case by case basis and are not expected to have a material adverse effect on the Company's financial condition or results of operations.

  Seven direct or indirect business customers filed a lawsuit against HECO on behalf of themselves and an alleged class, claiming $75 million in compensatory damages and additional unspecified amounts for punitive damages because of the outage. The judge in the case ruled that the case would not be certified as a class action. In January 1996, the case was dismissed pursuant to an immaterial cash settlement.

  In April 1991, the PUC initiated an investigation of the April 9, 1991 outage, which was consolidated with a pending investigation of an outage that occurred in 1988. Management cannot predict the timing and outcome of any PUC decision and order that may be issued, if any, with respect to the outages.

MANAGEMENT SERVICES FEES. HEI charges to HECO and its subsidiaries for general management and administrative services totaled $2.5 million, $2.4 million and $2.3 million in 1995, 1994 and 1993, respectively. HEI charges to HECO for data processing services totaled $3.5 million, $3.6 million and $3.6 million in 1995, 1994 and 1993, respectively.

5 . SAVINGS BANK SUBSIDIARY
--------------------------------------------------------------------------------

American Savings Bank, F.S.B. and subsidiaries
Selected consolidated financial information

INCOME STATEMENT DATA
Years ended December 31                        1995          1994          1993
-------------------------------------------------------------------------------
(in thousands)
Interest income.........................   $236,694    $  203,373    $  188,619
Interest expense........................    142,705       103,906        92,701
-------------------------------------------------------------------------------
Net interest income.....................     93,989        99,467        95,918
Provision for loan losses...............     (4,887)       (3,983)         (779)
Other income............................     17,922        12,152        11,115
Operating, administrative and general
 expenses...............................    (66,980)      (65,111)      (62,137)
-------------------------------------------------------------------------------
Operating income........................     40,044        42,525        44,117
Income taxes............................     16,765        17,760        18,835
-------------------------------------------------------------------------------
Net income..............................   $ 23,279    $   24,765    $   25,282
===============================================================================

BALANCE SHEET DATA

December 31                                                  1995          1994
-------------------------------------------------------------------------------
(in thousands)
ASSETS
Cash and equivalents................................   $  129,678    $   76,502
Held-to-maturity investment securities..............       34,720        32,523
Held-to-maturity mortgage-backed securities.........    1,444,832     1,067,287
Loans receivable, net...............................    1,687,801     1,824,055
Other...............................................       75,150        69,829
Goodwill and other intangibles......................       41,245        45,455
-------------------------------------------------------------------------------
                                                       $3,413,426    $3,115,651
===============================================================================
LIABILITIES AND EQUITY
Deposit liabilities.................................   $2,223,755    $2,129,310
Securities sold under agreements to repurchase......      412,521       123,301
Advances from Federal Home Loan Bank................      501,274       616,374
Other...............................................       57,973        51,078
-------------------------------------------------------------------------------
                                                        3,195,523     2,920,063
Common stock equity.................................      217,903       195,588
-------------------------------------------------------------------------------
                                                       $3,413,426    $3,115,651
===============================================================================

INVESTMENT AND MORTGAGE-BACKED SECURITIES. The carrying value and estimated market value of investment and mortgage-backed securities were summarized as follow:

December 31                                       1995                                                              1994
----------------------------------------------------------------------------------------------------------------------------------
                                          Gross         Gross      Estimated                   Gross         Gross      Estimated
                            Carrying    unrealized   unrealized      market      Carrying    unrealized   unrealized      market
                             value        gains        losses        value        value        gains        losses        value
----------------------------------------------------------------------------------------------------------------------------------

(in thousands)
Investment securities--
  Stock in FHLB
  of Seattle............   $   34,720   $       --   $       --    $   34,720   $   32,523   $       --   $       --    $   32,523

Mortgage-backed
  securities:
    Private-issue.......      744,200        3,947       (4,978)      743,169      707,260          243      (28,858)      678,645
    FHLMC...............      143,514        2,617         (118)      146,013       75,546        1,899       (1,331)       76,114
    GNMA................       74,436        1,367         (585)       75,218       78,693          185       (6,285)       72,593
    FNMA................      482,682        6,938       (3,649)      485,971      205,788          557      (14,547)      191,798
----------------------------------------------------------------------------------------------------------------------------------
                            1,444,832       14,869       (9,330)    1,450,371    1,067,287        2,884      (51,021)    1,019,150
----------------------------------------------------------------------------------------------------------------------------------
                           $1,479,552      $14,869      $(9,330)   $1,485,091   $1,099,810       $2,884     $(51,021)   $1,051,673
==================================================================================================================================

ASB has private-issue mortgage-backed securities and mortgage-backed securities purchased from the Federal Home Loan Mortgage Corporation (FHLMC), Government National Mortgage Association (GNMA) and Federal National Mortgage Association
(FNMA). All such mortgage-backed securities as of December 31, 1995 are classified as held-to-maturity securities.

  Contractual maturities are not presented for ASB's mortgage-backed securities held for investment because these securities are not due at a single maturity date.

  The weighted average interest rate for mortgage-backed securities at December 31, 1995 and 1994 was 6.87% and 6.21%, respectively.

  Mortgage-backed securities with a carrying value of approximately $711 million and $862 million at December 31, 1995 and 1994, respectively, were pledged as collateral to secure public funds, deposits with the Federal Reserve Bank of San Francisco and advances from the FHLB of Seattle. At December 31, 1995 and 1994, mortgage-backed securities sold under agreements to repurchase had a carrying value of $442 million and $137 million, respectively.

  ASB did not sell mortgage-backed securities or other securities held for investment in 1995, 1994 or 1993.

  In November 1995, the FASB issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In connection with the guidance provided in the special report, the FASB indicated that an enterprise may reassess the appropriateness of the classifications of all securities held at that time and account for any resulting reclassifications at fair value in accordance with the requirements of SFAS No. 115. Such reclassifications were required to occur no later than December 31, 1995. The guidance indicated that reclassifications from the held-to-maturity category that resulted from this one-time reassessment would not call into question the intent of an enterprise to hold other debt securities to maturity in the future. In accordance with the implementation guidance provided in the special report, ASB transferred approximately $50 million of mortgage-backed securities previously classified as held-to-maturity securities to trading account securities on November 28, 1995.

  In 1995, proceeds from the sale of trading account securities (transferred from mortgage-backed securities classified as held-to-maturity) were approximately $53 million, resulting in a net gain of $3.9 million. In 1994 and 1993, proceeds from the sale of trading securities were approximately $59 million and $30 million, respectively, resulting in a net loss of $2.0 million and a net gain of $0.1 million, respectively.

LOANS RECEIVABLE. Loans receivable consisted of the following:

December 31                                   1995          1994
-------------------------------------------------------------------
(in thousands)
Real estate loans
  Conventional..........................   $1,474,232    $1,636,282
  Construction and development..........       21,285        32,074
  Troubled debt restructurings..........       15,982        16,151
-------------------------------------------------------------------
                                            1,511,499     1,684,507
Loans secured by savings deposits.......       15,688        15,378
Consumer loans..........................      170,743       144,505
Commercial loans........................       34,666        27,981
-------------------------------------------------------------------
                                            1,732,596     1,872,371
Undisbursed portion of loans in process.      (16,597)      (18,312)
Deferred fees and discounts, including
 net purchase accounting discounts......      (15,282)      (21,211)
Allowance for loan losses...............      (12,916)       (8,793)
-------------------------------------------------------------------
                                           $1,687,801    $1,824,055
===================================================================

At December 31, 1995 and 1994, the weighted average interest rate for loans receivable was 8.23% and 7.73%, respectively.

  At December 31, 1995, impaired loans were $17 million and consisted of $14 million of income property loans and $3 million of residential real estate loans (one to four units). The average recorded investment in impaired loans during 1995 was $18 million.

  At December 31, 1995 and 1994, nonaccrual and renegotiated loans were $28 million and $25 million, respectively.

  ASB services real estate loans ($697 million, $327 million and $178 million at December 31, 1995, 1994 and 1993, respectively) which are not included in the accompanying consolidated financial statements. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

  Mortgage loan commitments of approximately $31 million are not reflected in the consolidated balance sheet as of December 31, 1995. Of such commitments, $8 million were for variable-rate mortgage loans and $23 million were for fixed-rate mortgage loans.

ALLOWANCE FOR LOAN LOSSES. For 1995, 1994 and 1993, net charge-offs amounted to $0.8 million, $0.5 million and $0.6 million, respectively. For 1995, 1994 and 1993, the ratio of net charge-offs to average loans outstanding was 0.04%, 0.03%, and 0.04%, respectively. At December 31, 1995 and 1994, the allowance for loan losses for impaired loans was $1.7 million and $2.0 million, respectively. For 1995, net charge-offs for impaired loans (included in net charge-offs above) amounted to $0.4 million.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS. At December 31, 1995 and 1994, ASB had real estate acquired in settlement of loans of $2.7 million and $0.8 million, respectively.

DEPOSIT LIABILITIES.  Deposit liabilities consisted of the following:

December 31                          1995                     1994
---------------------------------------------------------------------------
                            Weighted                 Weighted
                             average                  average
                              rate        Amount       rate        Amount
---------------------------------------------------------------------------

(dollars in thousands)
Commercial checking......         --%   $   22,535         --%   $   18,444
Other checking...........       1.88       253,669       2.39       250,350
Passbook.................       3.49       919,211       3.49     1,112,230
Money market.............       3.71        64,783       3.51        70,860
Term certificates........       5.86       963,557       5.08       677,426
---------------------------------------------------------------------------
                                4.30%   $2,223,755       3.84%   $2,129,310
===========================================================================

At December 31, 1995 and 1994, deposit accounts of $100,000 or more totaled $457 million and $407 million, respectively.

  The approximate scheduled maturities of term certificates outstanding at December 31, 1995 for 1996 through 2000 were $771 million in 1996, $91 million in 1997, $15 million in 1998, $18 million in 1999 and $14 million in 2000.

  Interest expense on savings deposits by type of deposit was as follows:

Years ended December 31         1995      1994      1993
----------------------------------------------------------
(in thousands)
Interest-bearing checking...   $ 5,535   $ 5,997   $ 6,679
Passbook....................    34,039    42,624    42,021
Money market................     2,287     2,670     3,758
Term certificates...........    47,435    25,218    25,193
----------------------------------------------------------
                               $89,296   $76,509   $77,651
==========================================================

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. At December 31, 1995, securities sold under agreements to repurchase consisted of mortgage-backed securities sold under fixed-coupon agreements. The FHLMC, GNMA and FNMA mortgage-backed securities are book-entry securities and were delivered by appropriate entry into the counterparties' accounts at the Federal Reserve System. The remaining securities underlying the agreements were delivered to the brokers/dealers who arranged the transactions. The carrying value of securities underlying the agreements remained in ASB's asset accounts and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheet. At December 31, 1995 and 1994, approximately $413 million and $123 million, respectively, of agreements to repurchase identical securities were outstanding. At December 31, 1995 and 1994, the weighted average rate on securities sold under agreements to repurchase was 5.84% and 6.22%, respectively, and the weighted average remaining days to maturity was 164 days and 118 days, respectively. During 1995, 1994 and 1993, securities sold under agreements to repurchase averaged $277 million, $21 million and $20 million, respectively, and the maximum amount outstanding at any month-end was $413 million, $123 million and $27 million, respectively.

  At December 31, 1995, securities sold under agreements to repurchase were summarized as follows:

                                                         Collateralized by
                                                     mortgage-backed securities
                                                     --------------------------
                                         Weighted    Carrying value,
                            Repurchase    average    including acc-     Market
Maturity                    liability      rate       rued interest     value
-------------------------------------------------------------------------------
(dollars in thousands)
30 to 90 days                 $ 53,595       5.78%          $ 58,491   $ 57,259
Over 90 days                   358,926       5.85            385,882    381,075
-------------------------------------------------------------------------------
                              $412,521       5.84%          $444,373   $438,334
===============================================================================

ADVANCES FROM FEDERAL HOME LOAN BANK. Advances from the FHLB of Seattle, secured by mortgage-backed securities and stock in the FHLB of Seattle, were summarized as follows:

December 31                           1995                       1994
-------------------------------------------------------------------------------
                              Weighted                   Weighted
                            average rate     Amount    average rate     Amount
-------------------------------------------------------------------------------
(dollars in thousands)
Due in
1995.....................             na          na           6.39%   $337,822
1996.....................           6.81%   $206,060           6.56     116,060
1997.....................           5.77      94,800           5.77      94,800
1998.....................           4.96      36,393           4.96      36,392
1999.....................           4.98      20,300           4.98      20,300
2000.....................           5.27      15,400           4.98      11,000
Thereafter...............           7.44     128,321             na          na
-------------------------------------------------------------------------------
                                    6.52%   $501,274           6.17%   $616,374
===============================================================================

na  Not applicable.

As a member of the FHLB system, ASB is required to own a specific number of shares of capital stock of the FHLB of Seattle and is required to maintain cash and investments in U.S. Government and other qualifying securities in an amount equal to 5% of the amount of its savings accounts and other obligations due within one year.

COMMON STOCK EQUITY. As of December 31, 1995, ASB was in compliance with the minimum capital requirements under the Office of Thrift Supervision regulations.

MANAGEMENT SERVICES FEES. HEI expenses allocated to the savings bank segment for general management and administrative services totaled $0.8 million in each year from 1993 to 1995.

PROPOSED LEGISLATION AFFECTING FINANCIAL INSTITUTIONS. The deposit accounts of ASB and other thrifts are insured by the Savings Association Insurance Fund
(SAIF). The deposit accounts of commercial banks are insured by the Bank Insurance Fund (BIF). The SAIF and BIF are administered by the Federal Deposit Insurance Corporation (FDIC). In order to capitalize these funds, thrifts and banks have in the past paid costs of insurance ranging from 23 cents to 31 cents per $100 of deposits. However, under existing law these assessment rates drop when the SAIF and BIF individually reach a designated 1.25% reserve ratio. The BIF reached the designated reserve ratio in 1995, but the SAIF is unlikely to do so at present insurance rates for several years. Effective in January 1996, well-capitalized banks pay only the legally required annual minimum of $2,000 for BIF insurance. For all other BIF institutions, the FDIC deposit insurance assessment rates range from 3 to 27 cents per $100 of deposits. While the FDIC reduced the deposit assessments paid by banks, it maintained the 23 to 31 cents per $100 of deposits assessment for thrifts, depending on their risk classification. This disparity places ASB and other thrifts at a disadvantage in competing with commercial banks.

  There have been a number of legislative proposals to address this situation, including making a one-time or phased-in assessment of thrifts to permit capitalization of the SAIF up to required levels, followed by a merger of the two funds; eliminating or reducing the disparity in the assessment rates paid by banks or thrifts if the SAIF is recapitalized through the assessment; and merging bank and thrift charters. Certain of these proposals, if adopted, could have a material adverse effect on the Company. For example, if a one-time assessment of 85 cents for every $100 of deposits is imposed, it is estimated that ASB would be assessed approximately $18 million on a pretax basis ($11 million after-tax), based on ASB's deposit liabilities as of March 31, 1995. If thrift and bank charters are merged, HEI and its other subsidiaries might become subject to the restrictions on the permissible activities of a bank holding company. While certain of the proposals under consideration would grandfather the activities of existing savings and loan holding companies, management cannot predict whether or in what form any of these proposals might ultimately be adopted or the extent to which the business of the Company might be affected.

6 . REAL ESTATE SUBSIDIARY
--------------------------------------------------------------------------------

MPC engages in real estate development activities, both directly and through joint ventures. MPC's real estate development investments in residential projects are targeted for Hawaii's owner-occupant market. MPC's subsidiaries are currently involved in the active development of five residential projects on the islands of Oahu, Maui and Hawaii.

  Residential development generally requires a long lead time to obtain necessary zoning changes, building permits and other required approvals. MPC's projects are subject to the usual risks of real estate development, including fluctuations in interest rates, the receipt of timely and appropriate state and local zoning and other necessary approvals, possible cost overruns and construction delays, adverse changes in general commerce and local market conditions, compliance with applicable environmental and other regulations, and potential competition from other new projects and resales of existing residences.

  MPC and its subsidiaries' total real estate project inventory, equity investment in real estate joint ventures and loans and advances to unconsolidated joint ventures or joint venture partners totaled $50 million and $51 million at December 31, 1995 and 1994, respectively. MPC's real estate development investments are recorded at the lower of cost or management's best estimates of the amounts expected to be realized upon disposition of the underlying assets. The amounts MPC will ultimately realize could differ materially from the recorded amounts.

RELATED PARTY TRANSACTIONS. Two joint ventures involve partnerships in which a director of HEI has significant interests. Another joint venture involves a corporate partner in which the family of an HEI officer has a significant interest. Investments in joint ventures with related parties totaled $13 million at December 31, 1995 and 1994.

COMMITMENTS AND CONTINGENCIES. At December 31, 1995, MPC or its subsidiaries had issued (i) guaranties under which they were jointly and severally contingently liable with their joint venture partners for $2.0 million of outstanding loans and $0.3 million of additional undrawn loan facilities and
(ii) payment guaranties under which MPC or its subsidiaries were severally contingently liable for $5.6 million of outstanding loans and $4.6 million of additional undrawn loan facilities. All such loans are collateralized by real property. At December 31, 1995, HEI had agreed with the lenders of construction loans and loan facilities, of which approximately $10.3 million was outstanding and $5.7 million was undrawn, that it will maintain ownership of 100% of the stock of MPC and that it intends, subject to good and prudent business practices, to keep MPC financially sound and responsible to meet its obligations.

7 . OTHER INVESTMENTS
--------------------------------------------------------------------------------

Other investments, which have no ready market, consisted of the following:

December 31                                 1995      1994
------------------------------------------------------------
(in thousands)
Leveraged leases (see Note 8)...........   $53,379   $54,372
Real estate joint venture interests.....    12,666    15,259
Other...................................     8,280     7,666
------------------------------------------------------------
                                           $74,325   $77,297
============================================================

Realized gains and losses from the sale and writedown of other investments were not material in 1995, 1994 or 1993.

8 . INVESTMENT IN LEVERAGED LEASES
--------------------------------------------------------------------------------

HEIIC owns commercial buildings which are subject to several leveraged lease agreements entered into in 1987. The initial lease terms expire in 2009 and 2010, after which the lessees have options to renew the leases at fixed rentals for additional periods of up to 28 years. The buildings revert back to HEIIC at the end of the last renewal term if not purchased by the lessees.

  HEIIC also has a 15% ownership interest in an 818-MW coal-fired generating unit, which is subject to a leveraged lease agreement entered into in 1985 and expiring in 2013. The lessee has options to renew the lease at fixed rentals for at least 8.5 additional years, and thereafter at fair market rentals.

  In 1995, HEIIC sold one commercial building to a lessee pursuant to the provisions of the leveraged lease agreement and recorded a net loss of $1.3 million on the sale.

  In 1993, HEIIC refinanced approximately $13 million of nonrecourse debt supporting one of the leveraged leases, reducing the interest rate from 16.75% to 8.68%. As a result of the refinancing, 1993 net income increased by $1.1 million and an additional $7.5 million of net income from the leveraged lease will be recognized over the remaining life of the lease.

  HEIIC's net investment in leveraged leases was as follows:

December 31                                  1995        1994
---------------------------------------------------------------
(in thousands)
Rentals receivable, net of principal
 and interest on nonrecourse debt.......   $ 57,732    $ 61,994
Estimated residual value of leased
 assets.................................     33,062      35,266
Less unearned income....................    (37,415)    (42,888)
---------------------------------------------------------------
Investment in leveraged leases..........     53,379      54,372
Less deferred income taxes arising from
 leveraged leases.......................    (44,952)    (46,277)
---------------------------------------------------------------
                                           $  8,427    $  8,095
===============================================================

9 . REGULATORY ASSETS
--------------------------------------------------------------------------------

In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs of HECO and its subsidiaries and YB based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. A utility's operations or portion of operations can cease to meet the criteria for various reasons, including a change in the method of regulation or a change in the competitive environment for regulated services. A utility whose operations or portion of operations cease to meet these criteria should discontinue application of SFAS No. 71 and write off any regulatory assets and liabilities for those operations that no longer meet the requirements of SFAS No. 71. Management believes HECO and its subsidiaries' and YB's operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that the criteria are no longer satis-fied, management believes that a material adverse effect on the Company's results of operations and financial position may result.

  Regulatory assets at December 31, 1995 and 1994 included the following deferred costs:

December 31                                 1995      1994
------------------------------------------------------------
(in thousands)
Postretirement benefits other than
 pensions...............................   $32,917   $36,670
Income taxes............................    31,772    23,522
Integrated resource planning costs......     9,425     7,189
Unamortized debt expense on retired
 issuances..............................     6,860     7,513
Vacation earned, but not yet taken......     6,236     5,972
Preliminary plant costs on suspended
 project................................     5,759     5,768
Computer system development costs.......     4,602     6,090
Other...................................     2,122     2,533
------------------------------------------------------------
                                           $99,693   $95,257
============================================================

In 1995, HECO applied to the PUC for recovery of the preliminary plant costs on a suspended project.

10 . SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

Short-term borrowings at December 31, 1995 and 1994 had a weighted average interest rate of 6.2% and 6.5%, respectively, and consisted of commercial paper and bank loans.

  At December 31, 1995 and 1994, HEI maintained bank lines of credit which totaled $55 million and $50 million, respectively, and HECO maintained bank lines of credit which totaled $145 million and $125 million, respectively. The HEI and HECO lines of credit support the issuance of commercial paper. There were no borrowings under any line of credit during 1995 or 1994.

11 . LONG-TERM DEBT
--------------------------------------------------------------------------------

Long-term debt consisted of the following:

December 31                                  1995        1994
---------------------------------------------------------------
(dollars in thousands)
First mortgage bonds
 4.55-5.75%, due in various years
  through 1997..........................   $ 13,000    $ 24,000
 7.63-7.88%, due in various years
  through 2003..........................     22,000      22,000
---------------------------------------------------------------
                                             35,000      46,000
---------------------------------------------------------------
Obligations to the State of Hawaii for
 the repayment of special purpose
 revenue bonds issued on behalf of
 electric utility subsidiaries
 6.88% refunding series 1987, due 2012..     57,500      57,500
 7.20% series 1984, due 2014............     11,400      11,400
 7.63% series 1988, due 2018............     50,000      50,000
 7.35-7.60% series 1990, due 2020.......    100,000     100,000
 6.55% series 1992, due 2022............     60,000      60,000
 5.45% series 1993, due 2023............    100,000     100,000
 6.60% series 1995A, due 2025...........     47,000          --
---------------------------------------------------------------
                                            425,900     378,900
 Less funds on deposit with trustees....       (943)     (3,391)
 Less unamortized discount..............     (2,748)     (1,923)
---------------------------------------------------------------
                                            422,209     373,586
---------------------------------------------------------------
Promissory notes
 4.85-5.83%, due in various years
  through 1998..........................     60,000      70,000
 6.26-7.59%, due in various years
  through 2005..........................    143,000     113,000
 8.20-9.90%, due in various years
  through 2011..........................     55,300      72,700
 Variable rate (6.32% at December 31,
  1995), due 1999.......................     35,000      35,000
 Variable rate (10.25% at December 31,
  1995), due 2001.......................      7,954       7,954
---------------------------------------------------------------
                                            301,254     298,654
---------------------------------------------------------------
                                           $758,463    $718,240
===============================================================

The first mortgage bonds are secured by separate indentures which purport to be liens on substantially all of the real and personal property now owned or hereafter acquired by the respective electric utility subsidiaries.

  At December 31, 1995, the aggregate principal payments required on long-term debt for 1996 through 2000 are $73 million in 1996, $65 million in 1997, $32 million in 1998, $42 million in 1999 and $12 million in 2000.

12 . COMMON STOCK
--------------------------------------------------------------------------------

Changes to common stock were as follows:

                                           1995                  1994                 1993
------------------------------------------------------------------------------------------------
                                               Common               Common               Common
                                    Shares      stock     Shares     stock     Shares     stock
------------------------------------------------------------------------------------------------
(in thousands)
Balance, beginning of year......     28,655   $546,254    27,675   $514,710    24,762   $409,257
Issuance of common stock
  Public offering...............         --         --        --         --     2,000     74,500
  Dividend reinvestment and
   stock purchase plan..........        786     27,892       869     28,087       758     28,013
  HEI retirement savings and
   other plans..................        332     11,324       111      3,605       155      5,637
Expenses and other..............         --        (83)       --       (148)       --     (2,697)
------------------------------------------------------------------------------------------------
Balance, end of year............     29,773   $585,387    28,655   $546,254    27,675   $514,710
================================================================================================

At December 31, 1995, the Company had reserved a total of 3.4 million shares of common stock for future issuance under the Dividend Reinvestment and Stock Purchase Plan, Hawaiian Electric Industries Retirement Savings Plan, 1987 Stock Option and Incentive Plan and other plans.

13 . INTEREST EXPENSE
--------------------------------------------------------------------------------

Interest expense by segment (including amounts capitalized as allowance for borrowed funds used during construction and excluding interest on nonrecourse debt on leveraged leases) was as follows:

Years ended December 31          1995       1994       1993
-----------------------------------------------------------
(in thousands)
Electric utility..........   $ 44,377   $ 37,340   $ 35,287
Other.....................     18,483     16,688     17,905
-----------------------------------------------------------
                               62,860     54,028     53,192
Savings bank..............    142,705    103,906     92,701
-----------------------------------------------------------
                             $205,565   $157,934   $145,893
===========================================================

14 . INCOME TAXES
--------------------------------------------------------------------------------

The Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," on January 1, 1993. The resulting change in the method of accounting for income taxes had no material effect on net income for 1993 primarily due to the regulated nature of the electric utility subsidiaries and YB. For these PUC regulated subsidiaries, the net increase in deferred income taxes payable arising from the adoption of SFAS No. 109 is recoverable through future rates and has been recorded as a regulatory asset. In 1993, additional income tax expense of $1.8 million was recognized under SFAS No. 109 as a result of the 1% increase in the maximum corporate income tax rate enacted by the Omnibus Budget Reconciliation Act of 1993.

  Total income tax expense (benefit) included the following components:

Years ended December 31         1995      1994      1993
--------------------------------------------------------
(in thousands)
Continuing operations.....   $55,740   $53,019   $47,086
Discontinued operations...        --        --    (7,982)
--------------------------------------------------------
                             $55,740   $53,019   $39,104
========================================================

The components of income taxes attributable to income from continuing operations were as follows:

Years ended December 31          1995       1994       1993
------------------------------------------------------------
(in thousands)
Federal
 Current....................   $39,187    $40,798    $40,537
 Deferred...................     8,352      4,665       (152)
 Deferred tax credits, net..       (34)      (278)        50
------------------------------------------------------------
                                47,505     45,185     40,435
------------------------------------------------------------
State
 Current....................     3,893      3,060      3,385
 Deferred...................     1,596      1,218       (475)
 Deferred tax credits, net..     2,746      3,556      3,741
------------------------------------------------------------
                                 8,235      7,834      6,651
------------------------------------------------------------
                               $55,740    $53,019    $47,086
============================================================

A reconciliation of the amount of income taxes attributable to income from continuing operations computed at the federal statutory rate of 35% to the amount provided in the Company's consolidated statements of income was as follows:

Years ended December 31                     1995       1994       1993
------------------------------------------------------------------------
(in thousands)
Amount at the federal statutory income
 tax rate...............................   $46,632    $44,117    $38,070
State income taxes, net of effect on
 federal income taxes...................     5,353      5,092      4,323
Preferred stock dividends of electric
 utility subsidiaries...................     2,410      2,507      2,281
Other, net..............................     1,345      1,303      2,412
------------------------------------------------------------------------
                                           $55,740    $53,019    $47,086
========================================================================

The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:

December 31                                              1995       1994
------------------------------------------------------------------------
(in thousands)
Deferred tax assets
 Property, plant and equipment....................   $  8,670   $  7,424
 Contributions in aid of construction and
  customer advances...............................     53,709     52,892
 Other............................................     31,816     29,947
------------------------------------------------------------------------
                                                       94,195     90,263
------------------------------------------------------------------------
Deferred tax liabilities
 Property, plant and equipment....................    171,205    165,835
 Leveraged leases.................................     44,952     46,277
 Regulatory asset.................................     11,966      8,897
 Other............................................     48,173     42,184
------------------------------------------------------------------------
                                                      276,296    263,193
------------------------------------------------------------------------
Deferred income taxes.............................   $182,101   $172,930
========================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. There was no valuation allowance provided for deferred tax assets at December 31, 1995 or 1994.

15 . CASH FLOWS
--------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION. In 1995, 1994 and 1993, cash paid for interest (including interest paid by the savings bank, but excluding interest paid on nonrecourse debt on leveraged leases), net of capitalized amounts which were not material, amounted to $196 million, $154 million and $142 million, respectively. In 1995, 1994 and 1993, cash paid for interest on nonrecourse debt on leveraged leases amounted to $9 million, $9 million and $10 million, respectively.

  In 1995, 1994 and 1993, cash paid for income taxes amounted to $44 million, $47 million and $6 million, respectively. In 1993, tax benefits were realized from the discontinued operations of the HIG Group.

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES. ASB received $409 million and $203 million in mortgage-backed securities in exchange for loans in 1995 and 1994, respectively. In 1995, ASB transferred $50 million of mortgage-backed securities from held-to-maturity securities to trading account securities.

  Common stock dividends reinvested by shareholders in HEI common stock in noncash transactions amounted to $20 million, $18 million and $17 million in 1995, 1994 and 1993, respectively.

  Effective in 1993, HECO recognized the estimated fair value of noncash contributions in aid of construction received in 1993 and prior years, which increased both plant and contributions in aid of construction by $26 million. The estimated fair value of noncash contributions in aid of construction received in 1995 and 1994 amounted to $11 million and $6 million, respectively.

  The allowance for equity funds used during construction, which was capitalized as part of the cost of electric utility plant, amounted to $10 million, $9 million and $7 million in 1995, 1994 and 1993, respectively.

  In 1994, a consolidated real estate joint venture, in which the Company has a controlling interest, closed on an option to purchase approximately 147 acres of land. Of the total land purchase price of $10 million, the joint venture issued mortgage notes payable of $8 million in noncash consideration.

16 . STOCK OPTION AND INCENTIVE PLAN
--------------------------------------------------------------------------------

Under the 1987 Stock Option and Incentive Plan, as amended, an aggregate of 1,250,000 shares of common stock may be issued to officers and key employees as incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, stock payments or dividend equivalents.

  Only nonqualified stock options have been granted to date. For these options, the purchase price of common stock was based on the market value of the common stock on or near the date of grant. Options may be exercised as determined by the Compensation Committee of the Board of Directors, but in no event after 10 years from the date of grant in the case of nonqualified stock options.

  Nonqualified stock option transactions were as follows:

                                              1995        1994        1993
----------------------------------------------------------------------------
Options outstanding, beginning of year..     568,333     463,458     359,000
Granted.................................     141,000     111,500     123,000
Exercised...............................    (150,250)         --     (18,542)
Canceled................................      (6,000)     (6,625)         --
----------------------------------------------------------------------------
Options outstanding, end of year........     553,083     568,333     463,458
============================================================================

Options exercisable, December 31........     303,458     327,958     235,458
============================================================================
Price range for options
 Exercised
  High..................................         $38         $--         $36
  Low...................................          30          --          30
 Outstanding, December 31
  High..................................          41          41          41
  Low...................................          33          30          30
============================================================================

17 . RETIREMENT BENEFITS
--------------------------------------------------------------------------------

PENSIONS. The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

  The funded status of the pension plans and the amounts recognized in the consolidated financial statements were as follows:

December 31                                  1995        1994
---------------------------------------------------------------
(in thousands)
Accumulated benefit obligation
 Vested.................................   $372,967    $308,888
 Nonvested..............................     40,271      32,948
---------------------------------------------------------------
                                           $413,238    $341,836
===============================================================

Projected benefit obligation............   $515,280    $420,512
Plan assets at fair value, primarily
 equity securities and fixed income
 investments............................    505,404     400,956
---------------------------------------------------------------
Projected benefit obligation in excess
 of plan assets.........................      9,876      19,556
Unrecognized prior service cost.........     (3,158)     (3,600)
Unrecognized net gain...................      9,708       6,844
Unrecognized net transition obligation..    (17,510)    (19,878)
Adjustment required to recognize
 minimum liability......................        984       1,251
---------------------------------------------------------------
Accrued (prepaid) pension liability.....   $   (100)   $  4,173
===============================================================

Plans with an accumulated benefit obligation exceeding plan assets at fair value were not material. For all pension plans, at December 31, 1995 and 1994, the assumed discount rate used to measure the projected benefit obligation was 7% and 8%, respectively.

  Net periodic pension cost included the following components:

Years ended December 31                         1995        1994        1993
----------------------------------------------------------------------------
(in thousands)
Service cost--benefits earned during
 the period.............................   $  14,805    $ 16,834    $ 11,423
Interest cost on projected benefit
 obligation.............................      32,929      30,067      27,350
Actual loss (return) on plan assets.....    (105,674)     11,520     (56,710)
Amortization and deferral, net..........      70,692     (39,001)     35,607
----------------------------------------------------------------------------
                                           $  12,752    $ 19,420    $ 17,670
============================================================================

Of these net periodic pension costs, $9 million, $14 million and $12 million were expensed in 1995, 1994 and 1993, respectively, and the remaining amounts were charged primarily to electric utility plant.

  For 1995, 1994 and 1993, the expected long-term rate of return on assets was 9%, 8% and 8%, respectively, and the assumed rate of increase in future compensation levels was 5%.

  For most of the plans, the transition obligation (the projected benefit obligation in excess of plan assets at January 1, 1987) is being amortized ratably over 16 years beginning in 1987.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. Health and life insurance benefits are provided to eligible employees of HEI, HECO and its subsidiaries, and YB upon their retirement. Health benefits are provided with contributions by retirees toward costs based on their years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans. The Company began funding some of these benefits in December 1994.

  In February 1992, the PUC opened a generic docket to determine whether SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," should be adopted for rate-making purposes. Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106. In November 1994, the PUC issued a decision and order authorizing recovery of the full cost of postretirement benefits other than pensions effective January 1, 1995. HECO, HELCO, MECO and YB were required to fund the recovered SFAS No. 106 costs. The regulatory asset established from January 1, 1993 through December 31, 1994 for postretirement benefits other than pensions is being amortized ratably over 18 years beginning in 1995 for rate-making and financial reporting purposes. In December 1995, however, the PUC issued a decision and order which did not provide revenue to cover HECO's costs relating to postretirement executive life insurance and HECO and its subsidiaries wrote off the regulatory asset relating to such costs, resulting in a 1995 after-tax charge of $1.1 million.

  The funded status of the postretirement benefit plans and the amounts recognized in the consolidated financial statements were as follows:

December 31                                   1995       1994
-------------------------------------------------------------------
(in thousands)
Accumulated postretirement benefit obligation
  Retirees................................   $  64,460    $  61,932
  Fully eligible active plan participants.      45,873       36,287
  Other active plan participants..........      59,456       49,427
-------------------------------------------------------------------
                                               169,789      147,646
Plan assets at fair value, primarily
 fixed income investments.................      24,994        2,833
-------------------------------------------------------------------
Accumulated postretirement benefit
 obligation in excess of plan assets......     144,795      144,813
Unrecognized net gain.....................       3,457        8,423
Unrecognized net transition obligation....    (112,101)    (118,701)
-------------------------------------------------------------------
Accrued postretirement benefits
 liability................................   $  36,151    $  34,535
===================================================================

At December 31, 1995 and 1994, the assumed discount rate used to measure the accumulated postretirement benefit obligation was 7% and 8%, respectively.

  Net periodic postretirement benefit cost included the following components:

Years ended December 31               1995      1994      1993
----------------------------------------------------------------
(in thousands)
Service cost.....................   $ 5,283    $ 5,269   $ 5,712
Interest cost....................    11,539     10,066    11,216
Actual return on plan assets.....      (997)        --        --
Amortization and deferral, net...     6,959      6,734     6,733
----------------------------------------------------------------
                                    $22,784    $22,069   $23,661
================================================================

Of the net periodic postretirement benefit costs, $17 million, $3 million and $3 million were expensed in 1995, 1994 and 1993, respectively, and the remaining amounts were charged primarily to electric utility plant in 1995 and to regulatory assets, electric utility plant and other accounts in 1994 and 1993. In 1995, the electric utilities and YB began recovering most of the costs of postretirement benefits other than pensions from customers.

  For 1995, the expected long-term rate of return on assets for trusts which were not subject to income taxes was 9%. At December 31, 1995, trusts holding plan assets with a fair value of $6.1 million were subject to income taxes at a rate of 45%. The after-tax expected long-term rate of return on these plan assets was 6% for 1995. For 1995, 1994 and 1993, the assumed rate of increase in future compensation levels was 5%.

  At December 31, 1995, the assumed health care trend rates for 1996 and future years were as follows: medical, 6.5%; dental, 5.0%; and vision, 4.0%. The health care cost trend rate assumption can have a significant effect on the amounts reported. For example, a 1% increase in the trend rate for health care costs would have increased the accumulated postretirement benefit obligation at December 31, 1995 by approximately $23 million and the service and interest costs for 1995 by approximately $3 million.

  The transition obligation (the accumulated postretirement benefit obligation at January 1, 1993) is being amortized ratably over 20 years beginning in 1993.

18 . REGULATORY RESTRICTIONS ON NET ASSETS
--------------------------------------------------------------------------------

At December 31, 1995, net assets (assets less liabilities) of approximately $545 million were not available for transfer to HEI from its subsidiaries in the form of dividends, loans or advances without regulatory approval. However, HEI expects that the regulatory restrictions will not materially affect the operations of the Company nor its ability to pay dividends on its common stock.

19 . SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
--------------------------------------------------------------------------------

Substantially all of the Company's business activity is with customers located in the State of Hawaii. Most of the financial instruments reflected on the consolidated balance sheets are based in the State of Hawaii, except for the mortgage-backed securities. Substantially all real estate loans receivable are secured by real estate in Hawaii. ASB's policy is to require mortgage insurance on all real estate loans with a loan to appraisal ratio in excess of 80%.

  At December 31, 1995, ASB's private-issue mortgage-backed securities represented whole or participating interests in pools of first mortgage loans collateralized by real estate in the continental United States, and approximately 70% of the portfolio was collateralized by real estate in California. At December 31, 1995, substantially all private-issue mortgage-backed securities were rated investment grade by various securities rating agencies.

20 . FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

CASH AND EQUIVALENTS. The carrying amount approximates fair value because of the short maturity of these instruments.

LOANS RECEIVABLE. For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

MARKETABLE SECURITIES. Fair value is based on quoted market prices or dealer quotes.

DEPOSIT LIABILITIES. Under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS. The carrying amount approximates fair value because of the short maturity of these instruments.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. Dealer quotes currently available to ASB for securities sold under agreements to repurchase with similar terms and remaining maturities are used to estimate fair value.

ADVANCES FROM FEDERAL HOME LOAN BANK AND LONG-TERM DEBT. Fair value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same or similar remaining maturities.

PREFERRED STOCK OF ELECTRIC UTILITY SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION. There are no quoted market prices for the electric utility subsidiaries' preferred stocks. Fair value is estimated based on quoted market prices for similar issues of preferred stock.

  The estimated fair values of certain of the Company's financial instruments were as follows:

December 31                                                           1995                         1994
-----------------------------------------------------------------------------------------------------------------
                                                              Carrying     Estimated       Carrying     Estimated
                                                                amount    fair value         amount    fair value
-----------------------------------------------------------------------------------------------------------------
(in thousands)
FINANCIAL ASSETS
Cash and equivalents.....................................   $  130,833    $  130,833     $   87,623    $   87,623
Loans receivable, net....................................    1,687,801     1,757,840      1,824,055     1,756,650
Marketable securities....................................    1,479,552     1,485,091      1,099,810     1,051,673
Other investments for which it is not practicable to
 estimate fair value /1/.................................        8,280            na          7,666            na
FINANCIAL LIABILITIES
 Deposit liabilities.....................................    2,223,755     2,228,938      2,129,310     2,111,481
 Short-term borrowings...................................      181,825       181,825        136,755       136,755
 Securities sold under agreements to repurchase..........      412,521       408,046        123,301       121,064
 Advances from Federal Home Loan Bank....................      501,274       511,289        616,374       605,271
 Long-term debt..........................................      758,463       773,212        718,240       682,956
PREFERRED STOCK OF ELECTRIC UTILITY SUBSIDIARIES SUBJECT
 TO MANDATORY REDEMPTION.................................       41,750        43,737         44,844        46,478
OFF-BALANCE SHEET
 Commitments to extend credit /2/
 Financial guaranties written /3/
-----------------------------------------------------------------------------------------------------------------

/1/ At December 31, 1995 and 1994, the other investments for which it is not practicable to estimate fair value consists primarily of an investment representing approximately 10% of the issued common stock of an untraded company; that investment had a carrying value of $5.0 million and $5.2 million at December 31, 1995 and 1994, respectively. At December 31, 1994, the total assets reported by this company were $54 million and the common stockholders' equity was $51 million. For 1994, revenues were $1.2 million, net realized and unrealized loss on investments was $4.5 million and net loss was $2.8 million.

/2/ At December 31, 1995 and 1994, neither the commitment fees received on commitments to extend credit nor the fair value thereof were significant to the consolidated financial statements of the Company.

/3/ At December 31, 1995 and 1994, MPC or its subsidiaries had issued guaranties of loans with outstanding balances of $7.6 million and $9.1 million, respectively. All such loans are collateralized by real property. These guaranties relate to borrowings from third parties which bear interest at rates ranging from prime plus 1.0% to prime plus 2.0%. It is not practicable to estimate the fair value of these guaranties.

na   Not available.

LIMITATIONS. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are provided for certain existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

21 . QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly information was as follows:

                                                                 Quarter ended
-----------------------------------------------------------------------------------------------   YEAR ENDED
1995                                              Mar. 31    Jun. 30    Sep. 30     Dec. 31         DEC. 31
------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Revenues......................................   $306,274   $319,897   $336,881    $332,872 /1/   $1,295,924

Operating income..............................     44,309     46,070     56,675      40,610 /1/      187,664

Net income....................................     17,847     18,880     25,151      15,615 /1/       77,493

Earnings per common share /2/.................       0.62       0.65       0.86        0.53 /1/         2.66
Dividends per common share....................       0.59       0.59       0.59        0.60             2.37
Market price per common share /3/
 High.........................................      34.88      36.75      38.38       39.75            39.75
 Low..........................................      32.13      33.38      34.75       37.50            32.13

1994
------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Revenues......................................   $265,042   $284,556   $319,156    $319,769       $1,188,523

Operating income..............................     33,404     42,955     51,550      46,224          174,133

Net income....................................     11,788     17,632     22,691      20,919           73,030

Earnings per common share /2/.................       0.42       0.63       0.80        0.73             2.60
Dividends per common share....................       0.58       0.58       0.58        0.59             2.33
Market price per common share /3/
 High.........................................      36.50      34.63      33.88       32.88            36.50
 Low..........................................      32.00      30.25      30.00       29.88            29.88
------------------------------------------------------------------------------------------------------------

/1/ Amounts reported for the quarter ended December 31, 1995 include the effect of HECO's accrual for a $10 million refund to customers for the amounts recovered under interim rates in 1995 in excess of final approved rates, with interest.

/2/ The quarterly earnings per common share are based upon the weighted average number of shares of common stock outstanding in each quarter.

/3/ Market prices shown are as reported on the NYSE Composite Tape. The common stock of HEI is traded on the New York and Pacific Stock Exchanges under the symbol HE.

DIRECTORS
---------

Robert F. Clarke, 53 (1)
President and Chief Executive Officer
Hawaiian Electric Industries, Inc.
1989

Don E. Carroll, 54 (2)
President and Chief Executive Officer
Oceanic Cablevision
(cable television broadcasting)
1996

Edwin L. Carter, 70 (1, 3)
Retired President and Chief Executive Officer
Bishop Trust Company, Ltd.
(financial services)
1985

John D. Field, 70 (2)
Retired Vice President-Regulatory Affairs
GTE Service Corporation
(telecommunications services)
1986

Richard Henderson, 67 (1,3)
President
HSC, Inc.
(real estate investment and development)
1981

Victor Hao Li, S.J.D., 54 (2)
Co-chairman
Asia Pacific Consulting Group
(international business consultant)
1988

T. Michael May, 48
President and Chief Executive Officer
Hawaiian Electric Company, Inc.
1995

Bill D. Mills, 44 (3)
Chairman of the Board and Chief Executive Officer
Bill Mills Development and Investment Company, Inc.
(real estate development)
1988

A. Maurice Myers, 55 (4)
Retired President and Chief Operating Officer
America West Airlines, Inc.
(commercial air transportation services)
1991

Ruth M. Ono, Ph.D., 60 (2)
Vice President
The Queen's Health Systems
(hospital and health care services)
1987

Diane J. Plotts, 60 (1, 2)
General Partner
Mideast and China Trading Company
(real estate development)
1987

James K. Scott, Ed.D., 44 (4)
President
Punahou School
(private education)
1995

Oswald K. Stender, 64 (3, 4)
Trustee
Kamehameha Schools/Bishop Estate
(charitable trust)
1993

Kelvin H. Taketa, 41 (2)
Vice President and Director-Asia Pacific Region
The Nature Conservancy
(nonprofit international conservation agency)
1993

Jeffrey N. Watanabe, 53 (1, 3, 4)
Partner
Watanabe, Ing & Kawashima
(private law firm)
1987

COMMITTEES OF THE BOARD OF DIRECTORS
------------------------------------

(1) EXECUTIVE:
    Richard Henderson, Chairman

(2) AUDIT:
    Diane J. Plotts, Chairman

(3) COMPENSATION:
    Edwin L. Carter, Chairman

(4) NOMINATING:
    Jeffrey N. Watanabe, Chairman


SUBSIDIARY OUTSIDE DIRECTORS
----------------------------

Gladys C. Baisa, 55
Executive Director
Maui Economic Opportunity, Inc.
(nonprofit human services agency)
Maui Electric Company, Limited
1995

Jorge G. Camara, M.D., 45
Camara Eye Clinic
(ophthalmology)
American Savings Bank, F.S.B.
1990

Louise K.Y. Ing, 44
Partner
Alston Hunt Floyd & Ing
(private law firm)
American Savings Bank, F.S.B.
1994

Tom C. Kiely, 45
The Kiely Co., Inc.
(marketing consultants)
American Savings Bank, F.S.B.
1994

Mildred D. Kosaki, 71
Specialist in education research
Hawaiian Electric Company, Inc.
1973

Sanford J. Langa, 66
Partner
Langa, Breen & Associates
(private law firm)
Maui Electric Company, Limited
1961

B. Martin Luna, 57
Partner
Carlsmith, Ball, Wichman, Case & Ichiki
(private law firm)
Maui Electric Company, Limited
1978

Denzil W. Rose, 70
Retired President and General Manager
Hawaii Motors, Inc.
(automobile dealership)
Hawaii Electric Light Company, Inc.
1960

Anne M. Takabuki, 39
Vice President and General Counsel
Wailea Resort Company, Ltd.
(resort and commercial development)
Maui Electric Company, Limited
1993

Donald K. Yamada, 64
President
Yamada Diversified Corporation
(construction and trucking services)
Hawaii Electric Light Company, Inc.
1985

Paul C. Yuen, Ph.D., 67
Dean, College of Engineering
University of Hawaii-Manoa
(higher education)
Hawaiian Electric Company, Inc.
1993


Year denotes year of appointment or election to the board of directors


                                      62